AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 2000
                                                   REGISTRATION NO. 333-____
============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                             -----------------

                              COMMSCOPE, INC.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             -----------------

           DELAWARE                                     13-4135495
(STATE OR OTHER JURISDICTION OF         (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
 INCORPORATION OR ORGANIZATION)

                        1375 Lenoir-Rhyne Boulevard
                       Hickory, North Carolina 28601
                               (828) 323-2200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
               OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             -----------------

                          Frank B. Wyatt, II, Esq.
               Vice President, General Counsel and Secretary
                              COMMSCOPE, INC.
                        1375 Lenoir-Rhyne Boulevard
                       Hickory, North Carolina 28601
                               (828) 323-2200
         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             -----------------

                                 COPIES TO:
                             Lois Herzeca, Esq.
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                             One New York Plaza
                          New York, New York 10004
                               (212) 859-8000
                        ---------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                        ---------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                           CALCULATION OF REGISTRATION FEE
=================================================================================================================================
TITLE OF SECURITIES           AMOUNT TO BE           PROPOSED MAXIMUM              PROPOSED MAXIMUM             AMOUNT OF
 TO BE REGISTERED              REGISTERED         AGGREGATE PRICE PER NOTE      AGGREGATE OFFERING PRICE     REGISTRATION FEE
=================================================================================================================================
4% Convertible
Subordinated Notes            $172,500,000 (1)         100% (2)(3)                  $172,500,000 (2)            $45,540
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value                        3,579,581 (4)             --                             --                     $--(5)
=================================================================================================================================

(1) Represents the aggregate principal amount of the notes that were originally issued by the Registrant.

(2) Estimated in accordance with Rule 457 of Regulation C under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.

(3)  Exclusive of accrued interest and distributions, if any.

(4) Represents the number of shares of common stock that are initially issuable upon conversion of the notes and shall be deemed to register an additional indeterminate number of shares of common stock issuable upon conversion in the future pursuant to Rule 416 of the Securities Act.

(5) No additional consideration will be received for the common stock and therefore no registration fee is required pursuant to Rule 457(i).

                             -----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===========================================================================

[RED HERRING]

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell their securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

               SUBJECT TO COMPLETION, DATED JANUARY 14, 2000

PROSPECTUS
                              COMMSCOPE, INC.


       $172,500,000 of 4% Convertible Subordinated Notes due 2006 and 3,579,581 Shares of Common Stock Issuable upon Conversion of the Notes


                             -----------------

     This prospectus relates to 4% Convertible Subordinated Notes due December 15, 2006 of CommScope, Inc., a Delaware corporation, held by certain security holders who may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

     The holders of the notes may convert the notes into shares of our common stock at any time at a conversion rate of 20.7512 shares per $1,000 principal amount of notes. On or after December 15, 2002, we may redeem the notes, in whole or in part, at the redemption prices set forth in the section entitled "Description of Notes--Redemption at the Option of the Company."

     In the event of a Change of Control, as defined in the section entitled "Description of Notes--Change in Control Permits Purchase of Notes at the Option of the Holder," each holder of the notes may require us to repurchase the notes at 100% of the principal amount of the notes plus accrued interest.

     The notes are general, unsecured obligations that are subordinated in right of payment to all of our existing and future senior indebtedness and senior subordinated indebtedness. In addition, the notes will effectively rank junior to our subsidiaries' liabilities. See "Description of Notes--Subordination of Notes."

     On January 13, 2000 the last reported sale price of our common stock, listed under the symbol "CTV", on the New York Stock Exchange ("NYSE") was $40.875 per share.

     Our 4% Convertible Subordinated Notes are currently eligible for trading on the PORTAL Market of the Nasdaq Stock Market.

                             -----------------


     INVESTING IN OUR COMMON STOCK OR OUR CONVERTIBLE SUBORDINATED NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                             -----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------

             THE DATE OF THIS PROSPECTUS IS JANUARY _____, 2000

                             TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

Summary...............................................................     1
Risk Factors..........................................................     5
Use of Proceeds.......................................................    12
Price Range of Common Stock...........................................    12
Dividend Policy.......................................................    12
Ratio of Earnings to Fixed Charges....................................    13
Business..............................................................    14
Description of Notes..................................................    24
Description of Capital Stock..........................................    40
Description of Other Indebtedness.....................................    44
Certain United States Federal Tax Consequences........................    47
Selling Securityholders...............................................    53
Plan of Distribution..................................................    54
Experts...............................................................    55
Validity of Securities................................................    55
Where You Can Find More Information...................................    55
Incorporation by Reference............................................    56
Forward-Looking Statements............................................    56

                                  SUMMARY

          The following is a summary of more detailed information appearing elsewhere in this prospectus. This summary is not complete, and does not contain all the information you should consider. You should read this entire document carefully, including the "Risk Factors". On July 28, 1997, General Instrument Corporation spun-off CommScope, Inc., its coaxial and other cable business, and NextLevel Systems, Inc., its broadband communication business, as two independent public companies. At the time of the spin-off, General Instrument Corporation changed its name to General Semiconductor, Inc. and effected a one for four reverse stock split. Thereafter, NextLevel Systems, Inc. changed its name to General Instrument Corporation. Except as otherwise provided in "Description of Notes," references in this prospectus to "CommScope, Inc.," or "we," "us," or "our" are to CommScope, Inc. and its direct and indirect subsidiaries on a consolidated basis since the spin-off and to the coaxial and other cable business conducted by General Instrument Corporation prior to the spin-off. This prospectus includes data regarding the cable industry and other industries which was obtained from industry publications. These industry organizations generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data, and we do not guarantee the accuracy or completeness of the information, nor can we provide any assurance that our future performance will follow industry projections.

                                 COMMSCOPE

          We are a leading worldwide designer, manufacturer and marketer of a broad line of coaxial cables and other high-performance electronic and fiber-optic cable products for cable television, telephony, Internet access and wireless communications. We believe that we supplied over 50% of all coaxial cable purchased in the U.S. in 1998 for broadband cable networks using Hybrid Fiber Coaxial (HFC) architecture. We believe we are also the largest manufacturer and supplier of coaxial cable for HFC cable networks in Europe. We are a leading supplier of coaxial cable for telephone central office switching and transmission applications, as well as video distribution applications such as satellite television and security surveillance. In addition, we have developed an innovative line of coaxial cables for wireless communication infrastructure applications that have superior performance characteristics compared to traditional cables. This line of coaxial cables continues to gain market recognition, as evidenced by the nearly twofold increase in sales of these products in the third quarter of 1999 from the second quarter of 1999. We are a leading provider of high-performance premise wiring for local area networks and have developed a new patent-pending foaming process for unshielded twisted-pair cables that significantly reduces cost and improves electrical performance. We sell our products to approximately 2,400 customers in more than 85 countries.

          For the nine months ended September 30, 1999 our revenues were $537.3 million and our net income was $47.6 million. During this period, approximately 77% of our revenues were for HFC cable networks and other video applications, 12% were for wireless, central office and other telecommunications applications and 11% were for local area network premise wiring applications. International sales were 24.6% of our revenues during this period.

          We believe that we are the world's most technologically advanced, low-cost provider of coaxial cable. With our leading product offerings, cost-efficient manufacturing and economies of scale, we believe we will benefit from the convergence of video, voice and high-speed Internet access and the resulting demand for enhanced HFC broadband networks.

          We believe that the following industry trends will drive demand for our products:

          o endorsement of the HFC architecture by major cable, telephone and technology companies;

          o    increasing use of the Internet;

          o increasing need for additional bandwidth to accommodate new applications;

          o increasing maintenance requirements for HFC cable networks as operators improve reliability for telephony, data and other two-way services;

          o expansion of telephone central offices to accommodate digital subscriber line (DSL) growth and growing alternate access providers of telephony and data services;

          o the continuing rapid deployment of wireless communications systems worldwide; and

          o increasing demand for higher speed and bandwidth for local area networks.

BUSINESS STRATEGY

          We have adopted a growth strategy to expand and strengthen our current market position as the leading worldwide supplier of coaxial cable for broadband communications. The principal elements of our growth strategy are:

          BENEFIT FROM HFC PARADIGM SHIFT. A vast majority of video networks worldwide, such as cable service provider networks, have adopted the HFC cable network architecture for video service delivery. Recent events involving major telecommunications and cable service providers create the potential to expand the role of HFC cable networks from a video-centric focus to a key platform for delivery of a variety of broadband services. These events include AT&T Corporation's acquisition of Tele-Communications, Inc. (TCI), AT&T Corporation's pending acquisition of MediaOne Group, Inc., the strategic relationship between AT&T Corporation and Time Warner, Inc. to offer cable telephony to residential and small business customers in 33 states and to develop the next-generation broadband services, Microsoft Corporation's $1 billion investment in Comcast Corporation and investments in cable television in Europe and the United Kingdom, Paul Allen's acquisitions of Marcus Cable Company, L.L.C., Charter Communications, Inc. and other cable companies, and the recent success of high-speed cable data services such as those offered by Excite@Home Corporation and others. We believe that the HFC cable network architecture provides the most cost-effective bandwidth for multi-channel video, voice and data into homes around the world. This architecture enables both cable and telecommunications service providers to offer new products and services such as high-speed Internet access, video on demand, Internet protocol telephony and high-definition television. As the leading provider of coaxial cable for HFC cable networks, we believe we are well positioned to benefit from the build out, upgrade and maintenance of these networks in both domestic and international markets.

          DEVELOP PROPRIETARY PRODUCTS AND EXPAND MARKET OPPORTUNITIES. We maintain an active program to identify new market opportunities and develop and commercialize products that use our core technology and manufacturing competencies. We have developed new products and entered new markets, including coaxial cable for wireless applications, satellite cables, local area network cables, specialized coaxial based telecommunication cables, broadcast audio and video cables and coaxial cables in conduit. We have developed specialized coaxial (Power Feeder [registered trademark]) and fiber optic (Fiber Feeder [trademark]) cables for distribution and telephony applications in HFC cable networks.

          We used our expertise in aluminum coaxial cable technology to develop Cell Reach [registered trademark], a patented copper coaxial cable solution for the wireless antenna market. We believe Cell Reach [registered trademark] is a technologically superior product with a lower total lifetime cost of ownership than the current industry standard. Cell Reach [registered trademark] has been installed in thousands of cellular and personal communications services antenna sites with leading service providers such as Nextel Communications, Inc., Sprint Corporation and certain Sprint affiliates, certain AT&T Corporation affiliates and Metricom, Inc.

          We have used our coaxial cable technology to enter the local area network cable market and developed UltraMedia, a high-end local area network cable product targeted for high-speed local area network applications. We have also recently developed a thin-wall foam design (Isolite [trademark]) for twisted-pair cables on which a patent is pending.

          CONTINUOUSLY IMPROVE OPERATING EFFICIENCIES. We invested approximately $113 million in state-of-the-art manufacturing facilities and new technologies during the past four fiscal years. These investments have increased our capacity and operating efficiencies, improved management control and provided more consistent product quality. As a result, we believe we are one of the few manufacturers capable of satisfying volume production, time-to-market, and technology requirements of customers for coaxial cable in the communications industry. We believe that our breadth and scale permit us to cost-effectively invest in improving our operating efficiency through investments in engineering and cost-management programs. We intend to capture value in the supply chain through vertical integration projects.

          EXPAND OUR GLOBAL PLATFORM. We believe that the worldwide demand for video and data services, the large number of television households outside the U.S. and relatively low penetration rates for cable television in most countries provide significant long-term opportunities. We have become a major supplier of coaxial cable for the cable television and broadband services industries in international markets, principally Europe, Latin America and the Pacific Rim. In 1998 we had approximately 350 international customers in more than 85 countries, representing approximately $139.8 million or 24.4% of our 1998 revenue. We support our international sales efforts with sales representatives based in Europe, Latin America and the Pacific Rim. In addition, we are able to benefit from our domestic cable customer base because some of those customers are also equity investors in international cable service providers. Although there is current uncertainty in international markets, we believe that we are well positioned to benefit over the long term from future international growth opportunities. We believe we became the largest manufacturer and supplier of coaxial cable for HFC cable networks in Europe with our acquisition in January 1999 of Alcatel's coaxial cable business in Seneffe, Belgium. This acquisition also gave us access to established European distribution channels and complementary coaxial cable technologies.

          In addition, we recently purchased an existing 455,000 square-foot facility in North Carolina to expand our wireless business, support growth in other markets and house engineering, research and development functions. We are also in the process of adding 130,000 square feet at one of our existing facilities. We intend to establish or acquire international distribution and/or manufacturing facilities to further improve our ability to service international customers as well as reduce shipping and importation costs.

          LEVERAGE SUPERIOR CUSTOMER SERVICE. We believe that our coaxial cable manufacturing capacity is greater than that of any other manufacturer. This enables us to provide our customers with a unique high-volume service capability. As a result of our 24-hour, seven days per week continuous manufacturing operations, we are able to offer quick order turnaround services. In addition, we believe that our ability to offer rapid delivery services, materials management and logistics services to customers through our private truck fleet is an important competitive advantage.

                                             THE OFFERING

Issuer.....................   CommScope, Inc.

Offering...................   $172,500,000 in principal amount of 4%
                              convertible subordinated notes due 2006 (and
                              3,579,581 shares of common stock issuable upon conversion of the notes) by selling securityholders.

Maturity..................    December 15, 2006

Interest payment dates....    June 15 and December 15, beginning June 15, 2000.

Conversion rights.........    The notes are convertible, at the option of
                              the holder, at any time on or prior to maturity, into shares of our common stock at a conversion price of $48.19 per share, which is equal to a conversion rate of 20.7512 shares for each $1,000 principal amount of notes. This conversion price is subject to adjustment. Subject to certain exceptions, upon conversion, the holder will not receive any cash payment representing any further interest; this accrued interest will be deemed paid by the shares of common stock received by the holder on conversion. See
                              "Description of Notes--Conversion Rights."

Ranking....................   The notes are subordinated, unsecured general
                              indebtedness. They will be subordinated to all of our existing and future senior indebtedness and senior subordinated indebtedness. The notes will effectively rank junior to all existing and future liabilities of our subsidiaries.

                              At December 31, 1999, the notes were
                              subordinated to $15.1 million of senior
                              indebtedness and effectively subordinated to
                              $10.8 million of other indebtedness of our subsidiaries.

Optional redemption........   We may redeem some or all of the notes at
                              any time on or after December 15, 2002, at the redemption prices described in this prospectus.

Change of control..........   When a change of control event occurs, each
                              holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 100% of the principal amount of the notes, plus accrued interest.

Use of proceeds............   We will not receive any proceeds from the
                              sale of the notes or the shares of common stock offered in this prospectus. See
                              "Selling Securityholders."

                                RISK FACTORS

OUR SALES AND PROFITABILITY MAY BE ADVERSELY AFFECTED BY CHANGES IN CABLE TELEVISION CAPITAL SPENDING.

          Most of our revenues come from sales to the cable television industry. Demand for our products depends primarily on capital spending by cable television operators for maintaining, constructing, rebuilding or upgrading their systems. The amount of this capital spending, and, therefore, our sales and profitability, will be affected by a variety of factors, including:

          o    general economic conditions;

          o acquisitions of cable television operators by non-cable television operators;

          o    cable system consolidation within the industry;

          o the financial condition of domestic cable television operators and their access to financing;

          o competition from satellite and wireless television providers and telephone companies;

          o    technological developments; and

          o new legislation and regulation of cable television operators.

          We cannot assure you that cable television capital spending will increase from historical levels or that existing levels of cable television capital spending will be maintained.

          In recent years, cable television capital spending has been affected by new legislation and regulation, on the federal, state and local level. Many aspects of government regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Federal Communications Commission is continuing its implementation of the Telecommunications Act of 1996 (the "Telecom Act") which, when fully implemented, may significantly impact the communications industry and alter federal, state and local laws and regulations regarding the provision of cable and telephony services. The Telecom Act eliminates substantially all restrictions on the entry of telephone companies and certain public utilities into the cable television business. Telephone companies may now enter the cable television business as traditional cable operators, as common carrier conduits for programming supplied by others, as operators of wireless distribution systems, or as hybrid common carrier/cable operator providers of programming on so-called "open video systems." The economic impact of the Telecom Act, other federal legislation, and the rules implementing these laws on the cable television industry and our business is still uncertain.

THE LOSS OF SOME OF OUR PRINCIPAL CABLE TELEVISION CUSTOMERS COULD MATERIALLY ADVERSELY AFFECT US.

          Although the domestic cable television industry is comprised of thousands of cable systems, a small number of cable television operators own a majority of cable television systems and account for a majority of the capital expenditures made by cable television operators. The loss of some or all of our principal cable television customers could have a material adverse effect on our business and financial condition.

OUR FAILURE TO INTRODUCE NEW PRODUCTS SUCCESSFULLY, AND CHANGES IN TECHNOLOGY, COULD ADVERSELY AFFECT US.

          Many of our markets are characterized by advances in information processing and communications capabilities which require increased transmission speeds and greater capacity, or "bandwidth," for carrying information. These advances require ongoing improvements in the capabilities of wire and cable products. We believe that our future success will depend in part upon our ability to enhance existing products and to develop and manufacture new products that meet or anticipate these changes. The failure to introduce successful new or enhanced products on a timely and cost-competitive basis could adversely affect our business and financial condition.

          Fiber optic technology presents a potential substitute for the products that comprise most of our sales. Fiber optic cables have penetrated the cable television and local area network markets we serve in high-bandwidth point-to-point and trunking applications. Fiber optic cables have not yet significantly penetrated the local distribution and residential application markets we serve because of the high relative cost of electro-optic interfaces and the high cost of fiber termination and connection. At the same time, advances in data transmission equipment and copper cable technologies have increased the relative performance of copper-based cables which are our principal products. However, a significant decrease in the cost of fiber optic systems could make these systems superior on a price/performance basis to copper systems. While we are a fiber optic cable manufacturer and supplier to a small portion of the cable television market and certain specialty markets, a significant decrease in the cost of fiber optic systems would likely have an adverse effect on us.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND RAPID TECHNOLOGICAL CHANGE MAY LEAD TO FURTHER COMPETITION.

          Our coaxial, fiber optic and electronic cable products compete with those of a substantial number of foreign and domestic companies, some of which have greater resources, financial or otherwise, than we have. The rapid technological changes occurring in the telecommunications industry could lead to the entry of new competitors. Existing competitors' actions and new entrants may have an adverse impact on our sales and profitability. We believe that we enjoy a strong competitive position in the coaxial cable market because of our position as a low-cost, high-volume coaxial cable producer and our reputation as a high-quality provider of state-of-the-art cables, along with our strong orientation toward customer service. However, we cannot assure you that we will continue to compete successfully with our existing competitors or that we will be able to compete successfully with new competitors.

OUR DEPENDENCE ON COMMODITIES SUBJECTS US TO PRICE FLUCTUATIONS WHICH COULD ADVERSELY AFFECT US.

          The principal raw materials we purchase are fabricated aluminum, plastics, bi-metals, copper and optical fiber. Our profitability may be affected by changes in the market price of these materials, which are linked to the commodity markets. Although we have generally been able to pass on increases in the price of these materials to our customers, we cannot assure you that we will be able to do so in the future. Additionally, significant increases in the price of our products due to increases in the cost of raw materials could have a negative effect on demand for our products.

DIFFICULTIES WITH OUR KEY SUPPLIERS COULD ADVERSELY AFFECT US.

          A significant portion of our raw material purchases are bi-metallic center conductors for coaxial cables. Almost all of these supplies are purchased from Copperweld Corporation under a long-term supply arrangement expiring in March 2000. Copperweld has agreed to continue to supply us with bi-metallic center conductors after expiration of this agreement, but this continued supply arrangement is indefinite in duration. If we are unable to continue to purchase bi-metallic center conductors from this supplier, either before or after expiration of this arrangement, we may be unable to obtain these raw materials on commercially acceptable terms from another source. There are few, and limited, alternative sources of supply for these raw materials. In February 1999, we purchased the clad wire fabrication equipment and technology of Texas Instruments Incorporated for manufacturing copper-clad aluminum wire and copper-clad steel wire. We anticipate that in 2000 we will begin to produce a significant portion of the bi-metallic center conductors we use. However, the loss of Copperweld as a supplier of bi-metallic center conductors, either during the term of the current supply contract, or after the expiration of that agreement, and/or our failure to vertically integrate these products, could have a material adverse effect on our business and financial condition. In addition, we purchase fine aluminum wire primarily from a single source. Fine aluminum wire is a smaller raw material purchase than bi-metallic wire. Neither of these major raw materials could be readily replaced in sufficient quantities if all supplies from the respective primary sources were disrupted for an extended period and we were unable to vertically integrate the production of these products. In such event, there could be a materially adverse impact on our financial results.

          Additionally, fluorinated-ethylene-propylene (FEP) is the primary raw material used throughout the industry for producing flame-retarding cables for local area network applications. There are few worldwide producers of FEP and market supplies have been periodically limited over the past several years. Availability of adequate supplies of FEP will be critical to future local area network cable sales growth.

OUR BUSINESS IS SUBJECT TO THE ECONOMIC UNCERTAINTIES AND POLITICAL RISKS OF SELLING OUR PRODUCTS IN FOREIGN COUNTRIES.

          We believe that growth in international markets, including the developing markets in Asia, the Middle East and Latin America, and the expected privatization of the telecommunications structure in many European countries, represents significant future opportunities for us. However, we cannot predict with certainty the outlook for international sales in 2000 and beyond due to political and economic uncertainties.

          Our international operations are subject to the usual risks inherent in sales abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, the laws and policies of the U.S. affecting trade, foreign investment and loans, and foreign tax laws.

POTENTIAL ENVIRONMENTAL LIABILITIES MAY ARISE IN THE FUTURE AND ADVERSELY IMPACT OUR FINANCIAL POSITION.

          We are subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. We believe that our manufacturing facilities are in substantial compliance with current laws and regulations. Compliance with current laws and regulations has not had and is not expected to have a material adverse effect on our financial condition.

          Our present and past facilities have been in operation for many years, and over that time in the course of those operations, these facilities have used substances which are or might be considered hazardous, and we have generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that environmental issues may arise in the future which we cannot now predict.

OUR INDEBTEDNESS COULD RESTRICT OUR OPERATIONS, MAKE US MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS AND MAKE IT MORE DIFFICULT FOR US TO MAKE PAYMENTS ON THE NOTES.

          As of December 31, 1999, our total long-term debt was approximately $198.4 million or [ ]% of our combined long-term debt and total stockholders' equity.

          Our current and future indebtedness could have important consequences to you. For example, it could:

          o impair our ability to obtain additional financing in the future;

          o reduce funds available to us for other purposes, including working capital, capital expenditures, research and development, strategic acquisitions and other general corporate purposes;

          o restrict our ability to introduce new products or exploit business opportunities;

          o increase our vulnerability to economic downturns and competitive pressures in the industry we operate in;

          o increase our vulnerability to interest rate increases to the extent variable-rate debt is not effectively hedged;

          o limit, along with the financial and other restrictive covenants in our indebtedness, our ability to dispose of assets or borrow additional funds;

          o make it more difficult for us to satisfy our obligations with respect to the notes; and

          o    place us at a competitive disadvantage.


WE MAY BE ABLE TO INCUR SIGNIFICANTLY MORE DEBT IN THE FUTURE, WHICH WILL INCREASE THE RISKS RELATED TO OUR INDEBTEDNESS.

          We may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not prohibit us or our subsidiaries from incurring indebtedness. Our revolving credit facility permitted additional borrowings of up to $350 million as of December 31, 1999, subject to customary borrowing conditions.

          Based on our current level of operations, we believe that our cash flow from operations and our available financing will be adequate to meet our anticipated requirements for operating our business and servicing our debt. Our ability to generate cash flow depends upon, among other things, our future operating performance. To a large extent, this depends upon economic, financial, competitive and other factors beyond our control. If we cannot generate enough cash from operations to make payments on our indebtedness, we will need to refinance our indebtedness, obtain additional financing or sell assets. We cannot assure you that we would be able to do so or do so without additional expense.

HOLDERS OF SENIOR INDEBTEDNESS WILL BE PAID BEFORE HOLDERS OF THE NOTES ARE
PAID.

          The notes will be subordinated to our existing and future senior indebtedness and will be structurally subordinate to all liabilities of our subsidiaries. As of December 31, 1999, the notes were subordinated to $15.1 million of senior indebtedness and effectively subordinated to $10.8 million of other indebtedness of our subsidiaries. If we become bankrupt, liquidate, or dissolve, our assets would be available to pay obligations on the notes only after our senior indebtedness has been paid. We cannot assure you that there will be sufficient assets to pay amounts due on the notes. See "Description of Notes--Subordination of Notes."

          If we fail to pay any of our senior indebtedness, we may make payments on the notes only if we cure the default or the holders of the senior indebtedness waive the default. Moreover, if any non-payment default exists under our designated senior indebtedness, we may not make any cash payments on the notes for a period of up to 179 days in any 365 day period, unless we cure the default, the holders of the senior indebtedness waive the default or rescind acceleration of the indebtedness, or we repay the indebtedness in full. See "Description of Notes--Subordination of Notes."

THE RESTRICTIONS IMPOSED BY OUR EXISTING DEBT COULD NEGATIVELY AFFECT OUR BUSINESS AND OUR FAILURE TO COMPLY WITH THESE RESTRICTIONS COULD RESULT IN A DEFAULT UNDER OUR DEBT INSTRUMENTS.

          Our existing debt agreements contain covenants that restrict our ability and our subsidiaries' ability to:

          o    dispose of assets;

          o    incur additional indebtedness;

          o    incur liens on property or assets;

          o    repay other indebtedness;

          o    pay dividends;

          o    enter into certain investments or transactions;

          o    repurchase or redeem capital stock;

          o    engage in mergers or consolidations; or

          o engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

          In addition, our existing debt agreements contain financial covenants, including:

          o    a total debt to EBITDA ratio;

          o    a net worth maintenance; and

          o    an interest expense coverage ratio.

          Our compliance with our covenants in the future may be affected by events beyond our control. Our breach of or failure to comply with any of the covenants could result in a default under the debt agreements or the indenture. If we default under the debt agreements, our senior lenders could cause all of our outstanding debt obligations to become due and payable, require us to apply all of our available cash to repay the indebtedness or prevent us from making debt service payments on any other indebtedness we owe. If a default under the indenture occurs, the holders of the notes could elect to declare the notes due and payable. A significant payment default under our debt agreements or any event of default under the indenture would be a cross default under the other instrument and could result in the acceleration of the indebtedness under both instruments. If the indebtedness under our existing debt agreements or these notes is accelerated, we may not have sufficient assets to repay amounts due under our existing debt agreements, these notes or on other debt securities then outstanding.

WE MAY NOT BE ABLE TO REPURCHASE NOTES UPON A CHANGE OF CONTROL WHICH WOULD BE AN EVENT OF DEFAULT UNDER THE INDENTURE.

          Upon the occurrence of certain specified change of control events, each holder of notes will have the right at the holder's option to require us to purchase all or any part of the holder's notes at a cash price equal to 100% of the principal amount of such holder's notes, plus accrued interest to the repurchase date. Under our debt agreements, a change of control is an event of default, and therefore, it restricts us from repurchasing the notes without the approval of our senior lenders. We cannot assure you that we will have sufficient funds available or will be permitted by our senior lenders to repurchase the notes upon a change of control. Our failure to repurchase the notes would constitute an event of default under the indenture. See "Description of Notes--Change in Control Permits Purchase of Notes at Option of the Holder."

WE DEPEND ON THE CASH FLOW OF OUR SUBSIDIARIES TO SATISFY OUR OBLIGATIONS INCLUDING OUR OBLIGATIONS UNDER THE NOTES.

          Our subsidiaries conduct all of our operations and own all of our consolidated assets. Consequently, our operating cash flow and our ability to service our debt, including the notes, depends upon the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of loans, dividends or otherwise. These payments may not be adequate to pay interest and principal on the notes when due. In addition, the ability of our subsidiaries to make payments to us depends on applicable law and restrictions under our current and future debt agreements and on the terms of other present and future debt instruments to which our subsidiaries are or may be a party. These debt agreements and instruments may include requirements to maintain minimum levels of working capital and other assets. Our current debt agreements restrict the ability of our subsidiaries to make loans, pay dividends or make other distributions to us in the event that there is a payment default under our debt agreements.

YOU MAY BE UNABLE TO SELL YOUR NOTES IF A TRADING MARKET FOR THE NOTES DOES NOT DEVELOP.

          The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors.

THERE MAY BE VOLATILITY OF THE MARKET PRICE OF THE NOTES AND OUR COMMON
STOCK.

          The market price of our common stock has fluctuated in the past and may continue to fluctuate. In addition, the securities markets have experienced significant price and volume fluctuations. Factors such as political and economic conditions in foreign countries, quarterly fluctuations in our operating results and the operating results of our competitors and changes in our industry may have a significant impact on the market price of the notes and common stock into which the notes are convertible. In particular, if we were to report operating results which did not meet the expectations of research analysts, the market price of the notes and our common stock could be materially adversely affected.

WE DO NOT ANTICIPATE THAT WE WILL PAY CASH DIVIDENDS.

          We have never declared or paid any cash dividends on our capital stock. We do not currently intend to pay cash dividends in the foreseeable future but intend to reinvest earnings in our business. Our debt agreements contain limits on our ability to declare and pay cash dividends on our common stock.

WE CANNOT PREDICT THE EFFECT FUTURE SALES OF NOTES OR SHARES OF COMMON STOCK WILL HAVE ON THE MARKET PRICE OF COMMON STOCK.

          We cannot predict the effect, if any, that future sales of notes or shares of common stock will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock, including shares issued upon the conversion of the notes, or the perception that such sales could occur, may adversely affect prevailing market prices for common stock.

YEAR 2000 AND SYSTEMS FAILURES MAY ADVERSELY IMPACT OUR OPERATIONS.

          Our businesses could be adversely affected by information technology issues related to the Year 2000 issue. The Year 2000 issue is a broad business issue, whose impact extends to possible failure of our financial, distribution and manufacturing systems, as well as to those of third parties. None of our products contain date sensitive or date processing logic. The ability of third parties with whom we do business to address adequately their Year 2000 issues is outside our control. However, if any of our systems are not Year 2000 compliant or if our customers, our suppliers or government agencies fail to achieve Year 2000 compliance, and our contingency plans fail to mitigate any Year 2000 compliance failures, we may experience adverse consequences, including:

          o our customers may be unable to place orders with us due either to our or their system failures;

          o we may be unable to maintain adequate production scheduling, inventory cost accounting and other elements of our business that are dependent upon computer systems; and

          o    we may be unable to deliver our products on a timely basis.

          In addition, if our information systems were to fail, the areas of customer service, warehousing, order fulfillment and other areas could be adversely affected. The failure of our information systems could result in lost sales, longer turnaround times, significantly increased freight and warehousing costs, higher levels of inventories and accounts receivable, extended order lead times and customer service difficulties.

ANTI-TAKEOVER PROVISIONS COULD DELAY OR PREVENT A CHANGE IN CONTROL OR ADVERSELY IMPACT THE PRICE OF OUR COMMON STOCK.

          Provisions in our certificate of incorporation and provisions of the Delaware General Corporation Law could have the effect of deterring hostile takeovers or delaying, deterring, or preventing a change of control of our company, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. See "Description of Capital Stock."

                              USE OF PROCEEDS

          We will not receive any proceeds from the sale of the notes or the shares of common stock offered hereby. See "Selling Securityholders."

                        PRICE RANGE OF COMMON STOCK

          Since the spin-off in July 1997, our common stock has been traded on the New York Stock Exchange under the symbol "CTV." The following table sets forth the high and low sale prices as reported by the New York Stock Exchange for the periods indicated. The stock price information shown below does not include "when-issued" trading prior to the spin-off.

                                                   High                   Low
                                                   ----                   ---
                                                    Common Stock Price Range
                                                    ------------------------

1997
Third Quarter (beginning July 28)......          $19                $12  3/4
Fourth Quarter.........................          $14  7/16          $10  3/8

1998
First Quarter..........................          $15  3/16          $11  5/8
Second Quarter.........................          $17  7/16          $13  5/16
Third Quarter..........................          $20  11/16          $9  3/8
Fourth Quarter.........................          $17  1/4            $8  3/4

1999
First Quarter..........................          $21  9/16          $15  7/8
Second Quarter.........................          $31  3/16          $19  1/4
Third Quarter..........................          $40                $29  1/4
Fourth Quarter.........................          $46  3/8           $31  11/16

2000
First Quarter (through January 13)               $42                $35  1/8

          As of December 31, 1999, the approximate number of registered stockholders of record of our common stock was 755.

                              DIVIDEND POLICY

          We have never declared or paid any cash dividends on our capital stock. We do not currently intend to pay cash dividends in the foreseeable future, but intend to reinvest earnings in our business. Our debt agreements contain limits on our ability to declare and pay cash dividends on our common stock.

                     RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth the actual and pro forma ratio of earnings to fixed charges for each of the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999.

                                                                                   NINE MONTHS
                                             YEAR ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                                 --------------------------------------------- ---------------------
                                    1994     1995     1996     1997     1998     1998     1999

Actual ratio of earnings to
fixed charges (1)..............     7.15     9.63     10.13    5.49     4.90     4.39     10.70
Pro forma ratio of earnings to
fixed charges (2)..............       -        -        -        -      5.94       -      11.62

(1) For purposes of computing the actual ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the aggregate of income beflre income taxes plus fixed charges. Fixed charges represent interest plus amortization of deferred financing fees.

(2) For purposes of computing the pro forma ratio of earnings to fixed charges, earnings and fixed charges (as defined in (1) above) have been adjusted for the assumed issuance of the convertible notes and use of proceeds to extinguish outstanding debt on the revolving credit agreement as of the beginning of each period. For both periods shown, earnings were increased and fixed charges were decreased based on the pro forma net decrease in interest expense and amortization of deferred financing fees.

                                                               Nine Months
                                             Year Ended           Ended
                                             December 31,      September 30,
                                                1998              1999
                                             ----------         ----------

Pro forma decrease in interest expense       $3,427,265         $1,161,102
Pro forma increase in deferred financing
  fees                                          720,357            540,268
                                             ----------         ----------
     Pro forma net increase in earnings
       and decrease in fixed charges         $2,706,908         $  620,834
                                             ==========         ==========

                                  BUSINESS
GENERAL

          We are a leading worldwide designer, manufacturer and marketer of a broad line of coaxial cables and other high-performance electronic and fiber-optic cable products for cable television, telephony, Internet access and wireless communications. We believe that we supplied over 50% of all coaxial cable purchased in the U.S. in 1998 for broadband cable networks using Hybrid Fiber Coaxial (HFC) architecture. We believe we are also the largest manufacturer and supplier of coaxial cable for HFC cable networks in Europe. We are a leading supplier of coaxial cable for telephone central office switching and transmission applications, as well as video distribution applications such as satellite television and security surveillance. In addition, we have developed an innovative line of coaxial cables for wireless communication infrastructure applications that have superior performance characteristics compared to traditional cables. This line of coaxial cables continues to gain market recognition, as evidenced by the nearly twofold increase in sales of these products in the third quarter of 1999 from the second quarter of 1999. We are a leading provider of high-performance premise wiring for local area networks and have developed a new patent-pending foaming process for unshielded twisted-pair cables that significantly reduces cost and improves electrical performance. We sell our products to approximately 2,400 customers in more than 85 countries.

          For the nine months ended September 30, 1999 our revenues were $537.3 million and our net income was $47.6 million. During this period, approximately 77% of our revenues were for HFC cable networks and other video applications, 12% were for wireless, central office and other telecommunications applications and 11% were for local area network premise wiring applications. International sales were 24.6% of our revenues during this period.

          We believe that we are the world's most technologically advanced, low-cost provider of coaxial cable. With our leading product offerings, cost-efficient manufacturing and economies of scale, we believe we will benefit from the convergence of video, voice and high-speed Internet access and the resulting demand for enhanced HFC broadband networks.

          We believe that the following industry trends will drive demand for our products:

          o endorsement of the HFC architecture by major cable, telephone and technology companies;

          o    increasing use of the Internet;

          o increasing need for additional bandwidth to accommodate new applications;

          o increasing maintenance requirements for HFC cable networks as operators improve reliability for telephony, data and other two-way services;

          o expansion of telephone central offices to accommodate digital subscriber line (DSL) growth and growing alternate access providers of telephony and data services;

          o the continuing rapid deployment of wireless communications systems worldwide; and

          o increasing demand for higher speed and bandwidth for local area networks.

BUSINESS STRATEGY

          We have adopted a growth strategy to expand and strengthen our current market position as the leading worldwide supplier of coaxial cable for broadband communications. The principal elements of our growth strategy are:

          BENEFIT FROM HFC PARADIGM SHIFT. A vast majority of video networks worldwide, such as cable service provider networks, have adopted the HFC cable network architecture for video service delivery. Recent events involving major telecommunications and cable service providers create the potential to expand the role of HFC cable networks from a video-centric focus to a key platform for delivery of a variety of broadband services. These events include AT&T Corporation's acquisition of

          Tele-Communications, Inc. (TCI), AT&T Corporation's pending acquisition of MediaOne Group, Inc., the strategic relationship between AT&T Corporation and Time Warner, Inc. to offer cable telephony to residential and small business customers in 33 states and to develop the next-generation broadband services, Microsoft Corporation's $1 billion investment in Comcast Corporation and investments in cable television in Europe and the United Kingdom, Paul Allen's acquisitions of Marcus Cable Company, L.L.C., Charter Communications, Inc. and other cable companies, and the recent success of high-speed cable data services such as those offered by Excite@Home Corporation and others. We believe that the HFC cable network architecture provides the most cost-effective bandwidth for multi-channel video, voice and data into homes around the world. This architecture enables both cable and telecommunications service providers to offer new products and services such as high-speed Internet access, video on demand, Internet protocol telephony and high-definition television. As the leading provider of coaxial cable for HFC cable networks, we believe we are well positioned to benefit from the build out, upgrade and maintenance of these networks in both domestic and international markets.

          DEVELOP PROPRIETARY PRODUCTS AND EXPAND MARKET OPPORTUNITIES. We maintain an active program to identify new market opportunities and develop and commercialize products that use our core technology and manufacturing competencies. We have developed new products and entered new markets, including coaxial cable for wireless applications, satellite cables, local area network cables, specialized coaxial based telecommunication cables, broadcast audio and video cables and coaxial cables in conduit. We have developed specialized coaxial (Power Feeder [registered trademark]) and fiber optic (Fiber Feeder [trademark]) cables for distribution and telephony applications in HFC cable networks.

          We used our expertise in aluminum coaxial cable technology to develop Cell Reach [registered trademark], a patented copper coaxial cable solution for the wireless antenna market. We believe Cell Reach [registered trademark] is a technologically superior product with a lower total lifetime cost of ownership than the current industry standard. Cell Reach [registered trademark] has been installed in thousands of cellular and personal communications services antenna sites with leading service providers such as Nextel Communications, Inc., Sprint Corporation and certain Sprint affiliates, certain AT&T Corporation affiliates and Metricom, Inc.

          We have used our coaxial cable technology to enter the local area network cable market and developed UltraMedia, a high-end local area network cable product targeted for high-speed local area network applications. We have also recently developed a thin-wall foam design (Isolite [trademark]) for twisted-pair cables on which a patent is pending.

          CONTINUOUSLY IMPROVE OPERATING EFFICIENCIES. We invested approximately $113 million in state-of-the-art manufacturing facilities and new technologies during the past four fiscal years. These investments have increased our capacity and operating efficiencies, improved management control and provided more consistent product quality. As a result, we believe we are one of the few manufacturers capable of satisfying volume production, time-to-market, and technology requirements of customers for coaxial cable in the communications industry. We believe that our breadth and scale permit us to cost-effectively invest in improving our operating efficiency through investments in engineering and cost-management programs. We intend to capture value in the supply chain through vertical integration projects.

          EXPAND OUR GLOBAL PLATFORM. We believe that the worldwide demand for video and data services, the large number of television households outside the U.S. and relatively low penetration rates for cable television in most countries provide significant long-term opportunities. We have become a major supplier of coaxial cable for the cable television and broadband services industries in international markets, principally Europe, Latin America and the Pacific Rim. In 1998 we had approximately 350 international customers in more than 85 countries, representing approximately $139.8 million or 24.4% of our 1998 revenue. We support our international sales efforts with sales representatives based in Europe, Latin America and the Pacific Rim. In addition, we are able to benefit from our domestic cable customer base because some of those customers are also equity investors in international cable service providers. Although there is current uncertainty in international markets, we believe that we are well positioned to benefit over the long term from future international growth opportunities. We believe we became the largest manufacturer and supplier of coaxial cable for HFC cable networks in Europe with our acquisition in January 1999 of Alcatel's coaxial cable business in Seneffe, Belgium. This acquisition also gave us access to established European distribution channels and complementary coaxial cable technologies.

          In addition, we recently purchased an existing 455,000 square-foot facility in North Carolina to expand our wireless business, support growth in other markets and house engineering, research and development functions. We are also in the process of adding 130,000 square feet at one of our existing facilities. We intend to establish or acquire international distribution and/or manufacturing facilities to further improve our ability to service international customers as well as reduce shipping and importation costs.

          LEVERAGE SUPERIOR CUSTOMER SERVICE. We believe that our coaxial cable manufacturing capacity is greater than that of any other manufacturer. This enables us to provide our customers with a unique high-volume service capability. As a result of our 24-hour, seven days per week continuous manufacturing operations, we are able to offer quick order turnaround services. In addition, we believe that our ability to offer rapid delivery services, materials management and logistics services to customers through our private truck fleet is an important competitive advantage.

BUSINESS UNITS

          We manufacture and sell cable for three broad product categories:

          o    cable television and other video applications;

          o    local area network applications; and

          o    wireless and other telecommunications applications.

          DOMESTIC HFC CABLE TV MARKET. We design, manufacture and market primarily coaxial cable, most of which is used in the cable television industry. We manufacture two primary types of coaxial cable:


          o semi-flexible, which has an aluminum or copper outer tubular shield or outer conductor; and

          o flexible, which is typically smaller in diameter than semi-flexible coaxial cable and has a more flexible outer conductor typically made of metallic tapes and braided fine wires.

          Semi-flexible coaxial cables are used in the trunk and feeder distribution portion of cable television systems, and flexible coaxial cables, also known as drop cables, are used for connecting the feeder cable to a residence or business or for some other communications applications. We also manufacture fiber optic cable primarily for the cable television industry.

          Cable television service traditionally has been provided primarily by cable television system operators that have been awarded franchises from the municipalities they serve. In response to increasing competitive pressures, cable television systems operators have been expanding the variety of their service offerings not only for video, but for Internet access and telephony, which generally requires increasing amounts of cable and system bandwidth. Cable television systems operators have generally adopted, and we believe that for the foreseeable future will continue to adopt, HFC cable system designs when seeking to increase system bandwidth. These systems combine the advantages of fiber optic cable in transmitting clear signals over a long distance without amplification, and the advantages of high-bandwidth coaxial cable in ease of installation, low cost and compatibility with the receiving components of the customer's communications devices. We believe that:

          o cable television systems operators are likely to increase their use of fiber optic cable for the trunk and feeder portions of their cable systems;

          o there will be an ongoing need for high-capacity coaxial cable for the local distribution and street-to-the-home portions of the cable system; and

          o coaxial cable will remain the most cost effective means for the transmission of broadband signals to the home or business over shorter distances in cable networks.

          For local distribution purposes, coaxial cable has the necessary signal carrying capacity or bandwidth to handle upstream and downstream signal transmission.

          The construction, expansion and upgrade of cable systems require significant capital investment by cable operators. Cable television systems operators have been significant borrowers from the credit and capital markets. Therefore, capital spending within the domestic cable television industry has historically been cyclical, depending to a significant degree on the availability of credit and capital. The cable television industry has also been subject to varying degrees of both national and local government regulation, most recently the Telecom Act and the 1992 Cable Act, and their implementing regulations adopted in 1993 and 1994. The regional Bell operating companies and other telephone service providers have generally been subject to regulatory restrictions which prevented them from offering cable television service within their franchise telephone areas. However, the Telecom Act removes or phases out many of the regulatory and sale restrictions affecting cable television systems operators and telephone operating companies in the offering of video and telephone services. We believe that the Telecom Act will encourage competition among cable television systems operators, telephone operating companies and other communications companies in offering video, telephone and data services such as Internet access to consumers, and that providers of such services will upgrade their present communications delivery systems. We have provided coaxial cables to most major U.S. telephone operating companies. Several of these companies are installing broadband networks for the delivery of video, telephone and other services to some portion of their telephone service areas. The broadband networks proposed by some of the telephone companies use HFC technologies similar to those employed by many cable television operators.

          INTERNATIONAL MARKETS. Cable system designs using HFC technology are increasingly being used in international markets with low cable television penetration. Based upon industry trade publications and reports from telecommunications industry analysts, we estimate that approximately 32% of the television households in Europe subscribe to some form of multichannel television service as compared to a subscription rate of approximately 75% in the U.S. Based upon such sources, we estimate that subscription rates in the Asia/Pacific Rim and Latin American/Caribbean markets are even lower at approximately 28% and 19%, respectively. In terms of television households, it is estimated that there are approximately 263 million television households in Europe, approximately 440 million in Asia/Pacific Rim and approximately 96 million in Latin America and the Caribbean. This compares to approximately 100 million television households in the U.S.

          As of September 30, 1999, we had sales in more than 85 countries. We have penetrated the international marketplace through a network of distributors and agents located in major countries where we do business. In addition to new customers developed by our network of distributors and sales representatives, many large U.S. cable television operators, with whom we have had long established business relationships, are active investors in cable television systems outside the U.S.

          VIDEO AND BROADCAST APPLICATIONS (NON-CABLE TELEVISION). Many specialized markets or applications are served by multiple cable media such as coaxial, twisted pair, fiber optic or combinations of each. We are a leading producer of composite cables made of flexible coaxial and twisted copper pairs for full service communications providers worldwide. In the satellite direct-to-home cable market, where specialized composite coaxial and copper cables transmit satellite-delivered video signals and antenna positioning/control signals, we have developed a leading market position. We market an array of premium metallic and optical cable products directed at the broadcasting and video production studio market. Because of our position in other video transport markets and access to distribution channels within the market, we view these products as a growth opportunity, although we cannot assure you that we will be able to penetrate this market successfully.

          LOCAL AREA NETWORK MARKET. The proliferation of personal computers, and more broadly the practice of distributed computing, has created a need for products which enable users to share files, applications and peripheral equipment such as printers and data storage devices. Local area networks, typically consisting of at least one dedicated computer (a "server"), peripheral devices, network software and interconnecting cables, were developed in response to this demand. We manufacture a variety of twisted pair, coaxial and fiber optic cables to transmit data for local area network applications. The most widely used cable design for this application consists of four high-performance twisted pairs that are capable of transmitting data at rates in excess of 100 mbps. We focus our products and marketing on cables with enhanced electrical and physical performance such as our UltraMedia unshielded twisted pair. We believe that UltraMedia cable is among the highest performing unshielded twisted pair cables in the industry. Copper and fiber optic composite cables are frequently combined in a single cable to reduce installation costs and support multimedia applications.

          WIRELESS COMMUNICATION APPLICATIONS. We believe that the rapid deployment of cellular or "wireless" communication systems throughout the U.S. and the rest of the world presents a growth opportunity for us. Semi-flexible coaxial cables are used to connect the antennae located at the top of cellular antenna towers to the radios and power sources located adjacent to or near the antenna site. In 1996 and 1997, we developed Cell Reach [registered trademark] products, a line of copper shielded semi-flexible coaxial cables and related connectors and accessories to address this market. We are expanding manufacturing capacity for this product line and we are developing additional products and marketing programs for Cell Reach [registered trademark] for both the U.S. and certain international markets. Cell Reach [registered trademark] has been installed in thousands of cellular and personal communications services sites with leading service providers such as Nextel Communications, Inc., Sprint Corporation and certain Sprint affiliates, certain AT&T Corporation affiliates and Metricom, Inc. There are, however, larger, well established companies with significant financial resources and brand recognition in the cellular market which have established marketing channels for coaxial cables and accessories.

          OTHER MARKETS. We have developed a strategy for addressing additional cable consuming markets. By combining narrowly focused product and market management with our cable manufacturing and operational skills, we are entering new markets for broadcast, home automation, telephone central office switching and transmission, and other high-performance communications applications.

MANUFACTURING

          We employ advanced cable manufacturing processes, the most important of which are:

          o    thermoplastic extrusion for insulating wires and cables;

          o high-speed welding and swaging of metallic shields or outer conductors;

          o    braiding;

          o    cabling; and

          o    automated testing.

          Many of these processes, some of which are proprietary and/or trade secret information, are performed on equipment that has been modified for our purposes or specifically built to our specifications, often internally in our own machine shop facilities. We fabricate very few of the raw material components used in making most of our cables, such as wires, tapes, tubes and similar materials. We believe, however, that fabrication, to the extent economically feasible, could be done by us instead of being outsourced.

          For example, we acquired the clad wire fabrication equipment and technology of Texas Instruments Incorporated for manufacturing copper-clad aluminum wire and copper-clad steel wire that we use as center conductors for our cable. This acquisition allows us to further vertically integrate our processes, providing an opportunity to significantly reduce cost. We are also pursuing fine wire drawing to produce wires to be braided for flexible coaxial cables. The manufacturing processes of the three principal types of cable we manufacture are further described below.

          COAXIAL CABLES. We employ a number of advanced plastic and metal forming processes in the manufacture of coaxial cable. Three fundamental process sequences are common to almost all coaxial cables:

          o First, a plastic insulation material, called the dielectric, is melt extruded around a metallic wire or center conductor. Current state-of-the-art dielectrics consist of foamed plastics to enhance the electrical properties of the cable. Precise control of the foaming process is critical to achieve the mechanical and electrical performance required for broadband services and cellular communications applications. We believe that plastic foam extrusion, using proprietary materials, equipment and control systems, is one of our core competencies.

          o The second step involves sheathing the dielectric material with a metallic shield or outer conductor. Three basic shield designs and processes are used. For semi-flexible coaxial cables, we apply solid aluminum or copper shields over the dielectric by either pulling the dielectric insulated wire into a long, hollow metallic tube or welding the metallic tube directly over the dielectric. Welding allows the use of thinner metal, resulting in more flexible products. We use a proprietary welding process that achieves significantly higher process speeds than those achievable using other cable welding methods. The same welding process has led to extremely efficient manufacturing processes of copper shielded products for cellular communications. For both hollow and welded tubes, the cable is passed through tools that form the metallic shield tightly around the dielectric.

          o Flexible coaxial cables, which are usually smaller in diameter than semi-flexible coaxial cables, generally are made with the third shield design. Flexible outer shield designs typically involve laminated metallic foils and braided fine wires which are used to enhance flexibility which is more desirable for indoor wiring or for connecting subscribers in drop cable applications.

          o The third and usually final process sequence is the melt extrusion of thermoplastic jackets to protect the coaxial cable. A large number of variations are produced during this sequence including: incorporating an integral strength member; customer specified extruded stripes and printing for identification; abrasion and crush resistant jackets; and adding moisture blocking fillers.

          TWISTED COPPER PAIRS. We insulate single copper wires using high-speed thermoplastic extrusion techniques. Two insulated copper singles are then twinned by twisting them into an electrically balanced pair unit in a separate process. They are then bunched or cabled by grouping two or more pair units into larger units for further processing in one or more further processes depending on the number of pairs desired within the completed cable. The cabled units are then shielded and jacketed or simply jacketed without applying a metallic shield in the jacketing process. The jacketing process involves extrusion of a plastic jacket over a shielded or unshielded cable core. The majority of sales of our twisted copper pairs come from plenum rated unshielded twisted pair cables for local area network applications. Plenum cables are cables rated under the National Electrical Code as safe for installation within the air plenum areas of office buildings due to their flame retarding and low smoke generating characteristics when heated. Plenum cables are made from more costly thermoplastic insulating materials, such as FEP. These materials have significantly higher extrusion temperature profiles that require more costly extrusion equipment than non-plenum rated cables. We believe that the processing of plenum rated materials is one of our core competencies. In addition, we recently announced an engineering breakthrough for the extrusion of FEP. The patent pending thin-wall foam FEP process improves signal velocity and uses significantly less raw material in a smaller diameter cable in typical applications. We believe that this process enhances our ability to grow and serve customers in all local area network segments.

          FIBER OPTIC CABLES. We manufacture fiber optic cables by purchasing bulk uncabled optical fiber singles and colors and buffering them before cabling them into unjacketed core units. We then apply protective outer jackets and, sometimes, shields and jackets in a final process before testing. The manufacturing and test equipment for fiber optic cables are different from those used to manufacture coaxial and copper twisted pair cables. Most of the fiber optic cables we produce are sold to the cable television and local area network industry. Some of these fiber optic cables are produced under licenses acquired from other fiber and fiber optic cable manufacturers.

          COMPOSITE CABLES. We also produce cables that are combinations of some or all of coaxial cables, copper singles or twisted copper pairs and fiber optic cables within a single cable for a variety of applications. The most significant of the composite cables we manufacture are combination coaxial and copper twisted pairs within a common outer jacket which are being used by some telephone companies and cable operators to provide both cable television services and telephone services to the same households over HFC cable networks. Nearly all of our current markets have applications for composite cables which we can manufacture.

RESEARCH AND DEVELOPMENT

          Our research, development and engineering expenditures for the creation and application of new and improved products and processes were $6 million, $6 million and $5 million for the years ended December 31, 1998, 1997 and 1996, respectively, and $6 million for the nine months ended September 30, 1999. We focus our research and development efforts primarily on those product areas that we believe have the potential for broad market applications and significant sales within a one-to-three year period. We anticipate that the level of spending on product development activities will accelerate in future years. The widespread deployment of broadband services and HFC cable systems is expected to provide opportunities for us to enhance our coaxial cable product lines and to improve our manufacturing processes. Additionally, we expect that our participation in the local area network, wireless communications and other new markets now identified will require higher rates of product development spending in relation to sales generated than has been the case in recent years.

SALES AND DISTRIBUTION

          We market our products worldwide through a combination of more than 100 direct sales, territory managers and manufacturers' representative personnel. We support our sales organization with regional service centers in: North Carolina; California; Alabama; Seneffe, Belgium; Birmingham, England; and Melbourne, Australia. In addition, we utilize local inventories, sales literature, internal sales service support, design engineering services and a group of product engineers who travel with sales personnel and territory managers and assist in product application issues, and conduct technical seminars at customer locations to support our sales organization. We have expanded our global presence through our acquisition of Europe's largest manufacturer of cable television coaxial cable.

          A key aspect of our customer support and distribution chain is the use of our private truck fleet. We believe that the ability to offer rapid delivery services, materials management and logistics services to customers through our private truck fleet is an important competitive advantage.

          Our products are sold and used in a wide variety of applications. Our products primarily are sold directly to cable system operators, telecommunications companies, original equipment manufacturers and indirectly through distributors. There has been a trend on the part of original equipment manufacturer customers to consolidate their lists of qualified suppliers to companies that have a global presence, can meet quality and delivery standards, have a broad product portfolio and design capability, and have competitive prices. We have concentrated our efforts on service and productivity improvements including advanced computer aided design and manufacturing systems, statistical process controls and just-in-time inventory programs to increase product quality and shorten product delivery schedules. Our strategy is to provide a broad selection of products in the areas in which we compete. We have achieved a preferred supplier designation from many of our cable television, telephone and original equipment manufacturer customers.

          Cable television services in the U.S. are provided primarily by cable television systems operators. It is estimated that the five largest cable television systems operators account for more than 50% of the cable television subscribers in the U.S. The major cable television systems operators include such companies as AT&T, Time Warner Cable, MediaOne, Comcast and Cablevision Systems Corporation. Many of the major cable television systems operators are our customers, including those listed above. During the nine months ended September 30, 1999, AT&T accounted for approximately 11% of our net sales. During 1998 and 1997, sales to no single customer accounted for 10% or more of our net sales and TCI (now part of AT&T) was the only customer which accounted for 10% or more of our net sales during 1996.

PATENTS

          We pursue an active policy of seeking intellectual property protection, namely patents, for new products and designs. We hold 45 patents worldwide and have 80 pending applications. We consider our patents to be valuable assets, but no single patent is material to our operations as a whole. We intend to rely on our proprietary knowledge, trade secrets and continuing technological innovation to develop and maintain our competitive position.

BACKLOG

          At December 31, 1998, 1997 and 1996, we had an order backlog of approximately $43 million, $55 million and $36 million, respectively. Orders typically fluctuate from quarter to quarter based on customer demand and general business conditions. Backlog includes only orders for products scheduled to be shipped within six months. Unfilled orders may be canceled prior to shipment of goods; however, cancellations historically have not been material. However, significant elements of our business, such as sales to the cable television industry, distributors, the computer industry and other commercial customers, generally have short lead times. Therefore, our current order backlog may not be indicative of future demand.

COMPETITION

          We encounter competition in substantially all areas of our business. We compete primarily on the basis of product specifications, quality, price, engineering, customer service and delivery time. Competitors include large, diversified companies, some of which have substantially greater assets and financial resources than we do, as well as medium to small companies. We also face competition from certain smaller companies that have concentrated their efforts in one or more areas of the coaxial cable market. We believe that we enjoy a strong competitive position in the coaxial cable market due to our position as a low-cost, high-volume coaxial cable producer and reputation as a high-quality provider of state-of-the-art cables with a strong orientation toward customer service. We also believe that we enjoy a strong competitive position in the electronic cable market due to our large direct field sales organization within the local area network segment, the comprehensive nature of our product line and our long established reputation for quality.

RAW MATERIALS

          In the manufacture of coaxial and twisted-pair cables, we process metal tubes, tapes and wires including bi-metallic wires (wires made of aluminum or steel with thin outer skins of copper) that are fabricated from high-grade aluminum, copper and steel. Most of these fabricated metal components are purchased under supply arrangements with some portion of the unit pricing indexed to commodity market prices for these metals. We have adopted a hedging policy pursuant to which we may, from time to time, attempt to match futures contracts or option contracts for a specific metal with some portion of the anticipated metal purchases for the same periods. Other major raw materials we use include polyethelenes, polyvinylchlorides, FEP and other plastic insulating materials, optical fibers, and wood and cardboard shipping and packaging materials. In 1998, approximately 13% of our raw material purchases were for bi-metallic center conductors for coaxial cables, nearly all of which were purchased from Copperweld Corporation under a long-term supply arrangement expiring in March 2000. Copperweld has agreed to continue to supply us with bi-metallic center conducts after expiration of this agreement, but this continued supply arrangement is indefinite in duration. If we are unable to continue to purchase bi-metallic center conductors from this supplier, either before or after expiration of this arrangement, we may be unable to obtain these raw materials on commercially acceptable terms from another source. There are few, and limited, alternative sources of supply for these raw materials. In February 1999, we purchased the clad wire fabrication equipment and technology of Texas Instruments Incorporated for manufacturing copper-clad aluminum wire and copper-clad steel wire. We anticipate that in 2000 we will begin to produce a significant portion of the bi-metallic center conductors we use. However, the loss of Copperweld as a supplier of bi-metal center conductors, either during the term of the current supply contract, or after the expiration of that agreement, and/or our failure to vertically integrate these products, could have a material adverse effect on our business and financial condition. In addition, we purchase fine aluminum wire primarily from a single source. Fine Aluminum wire is a smaller raw material purchase than bi-metallic wire. Neither of these major raw materials could be readily replaced in sufficient quantities if all supplies from the respective primary sources were disrupted for an extended period and we were unable to vertically integrate the production of these products. In such event, there could be a materially adverse impact on our financial results.

          Additionally, FEP is the primary raw material used throughout the industry for producing flame-retarding cables for local area network applications. There are few worldwide producers of FEP and market supplies have been periodically limited over the past several years. Availability of adequate supplies of FEP will be critical to future local area network cable sales growth.

          We have demonstrated an ability to successfully foam FEP. Our ability to expand foaming of FEP on a larger scale would help moderate the impact of any limitation of the FEP supply. Alternative sources of supply or access to alternative materials are generally available for all other major raw materials we use. Supplies of all other material raw materials we use are generally adequate and expected to remain so for the foreseeable future.

ENVIRONMENT

          We use some hazardous substances and generate some solid and hazardous waste in the ordinary course of our business. As a result, we are subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. Because of the nature of our business, we have incurred, and will continue to incur, costs relating to compliance with these environmental laws. Although we believe that we are in substantial compliance with such environmental requirements, and we have not in the past been required to incur material costs in connection with this compliance, there can be no assurance that our cost to comply with these requirements will not increase in the future. Although we are unable to predict what legislation or regulations may be adopted in the future with respect to environmental protection and waste disposal, compliance with existing legislation and regulations has not had and is not expected to have a material adverse effect on our operations or financial condition.

EMPLOYEES

          At November 30, 1999, we employed approximately 3,200 people. Substantially all employees are located in the U.S. We also have employees in foreign countries, including those in our Seneffe, Belgium operations. We believe that our relations with our employees are satisfactory.

PROPERTIES

          Our principal administrative, production and research and development facilities are located in the following locations:

          The Hickory, North Carolina facility occupies approximately 40,000 square feet under a lease expiring in December 2001. Our executive offices, sales office and customer service department are located at this facility.

          The Catawba, North Carolina facility occupies approximately 1,000,000 square feet and is owned by us. The Catawba facility manufactures coaxial cables, is the major distribution facility for our products and houses certain administrative and engineering activities.

          The Claremont, North Carolina facility occupies approximately 450,000 square feet and is owned by us. We are in the process of adding 130,000 square feet of capacity at this facility. The Claremont facility manufactures coaxial, copper twisted pair and fiber optic cables and houses certain of our administrative, sales and engineering activities.

          The Scottsboro, Alabama facility occupies 150,000 square feet and is owned by us. The Scottsboro facility manufactures coaxial cables.

          The Statesville, North Carolina facility occupies approximately 315,000 square feet and is owned by us. The Statesville facility houses certain local area network cable manufacturing, cable-in-conduit manufacturing, wire fabrication, recycling activities, research and development, and engineering activities.

          During 1999, we purchased an approximately 120,000 square-foot facility in Seneffe, Belgium, which houses certain coaxial cable manufacturing and sales activities.

          We recently purchased a facility in Newton, North Carolina with 455,000 square feet of manufacturing, office and warehouse space. We intend to renovate the facility and establish the new CommScope Cable Technology Center at the location. Once renovated, we expect the facility to house the majority of our engineering, research and development functions as well as manufacturing of wireless products.

          We do not believe there is any material long-term excess capacity in our facilities, although utilization is subject to change based on customer demand. We believe that our facilities and equipment generally are well maintained, in good operating condition and suitable for our purposes and adequate for our present operations.

LEGAL PROCEEDINGS

          We are not involved in any pending legal proceedings other than various claims and lawsuits arising in the normal course of business. We do not believe that any such claims or lawsuits will have a material adverse effect on our financial statements.

                            DESCRIPTION OF NOTES

          The Notes were issued under an indenture dated as of December 15, 1999 (the "Indenture"), between us and First Union National Bank, as trustee (the "Trustee"). A copy of the Indenture and Registration Rights Agreement are filed as exhibits to the Registration Statement of which this prospectus is a part. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Notes, the Indenture and the Registration Rights Agreement including the definitions therein of certain terms which are not otherwise defined in this prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. Unless the context suggests otherwise, references in this "Description of Notes" to the "Company" refer to CommScope and not to its subsidiaries.

GENERAL

          The Notes are unsecured, subordinated obligations of the Company limited to $172,500,000 aggregate principal amount and mature on December 15, 2006. The principal amount of each Note is $1,000 and is payable at the office of the Paying Agent, which initially is the Trustee, or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, City of New York. The Notes are subordinated in right of payment to all existing and future Senior Indebtedness as described under "--Subordination of Notes" below.

          The Notes bear interest at the rate of 4% per annum on the principal amount from December 15, 1999, or from the most recent date to which interest has been paid or provided for until the Notes are paid in full or funds are made available for payment in full of the Notes in accordance with the Indenture. Interest is payable at maturity (or earlier purchase, redemption or, in certain circumstances, conversion) and semiannually on June 15 and December 15 of each year (each an "Interest Payment Date"), commencing on June 15, 2000, to holders of record at the close of business on June 1 or December 1 (whether or not a business day) immediately preceding each Interest Payment Date (each a "Regular Record Date"). Each payment of interest on the Notes will include interest accrued through the day before the applicable Interest Payment Date or the date of maturity (or earlier purchase, redemption or, in certain circumstances, conversion), as the case may be. Any payment of principal and interest required to be made on any day that is not a business day will be made on the next succeeding business day.

          In the event of the maturity, conversion, purchase by us at the option of a holder or redemption of a Note, interest will cease to accrue on such Note, under the terms and subject to the conditions of the Indenture. We may not reissue a Note that has matured or been converted, redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

          You may present Notes for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar. Each such agent shall initially be the Trustee.

FORM, DENOMINATION AND REGISTRATION

          The Notes were issued in registered book-entry form, without coupons, in denominations of $1,000 principal amount at maturity and integral multiples thereof. The Notes are represented by one or more global Notes without coupons (each, a "Global Note") which were deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC") in New York, New York. Beneficial interests in any such Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for Notes in certificated form except in the limited circumstances described herein.

          No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment by a holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.

          Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests directly or indirectly through DTC participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected through DTC participants and will be shown on, records maintained by DTC (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

          So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein). If DTC or any successor depository notifies us that it is unwilling or unable to continue as depository for a Global Note or ceases to be a "Clearing Agency" registered or in good standing under the Exchange Act or other applicable statute or regulation and a successor depository is not appointed by us within 90 days, or an Event of Default has occurred and is continuing, DTC participants in such Global Note will receive physical delivery of Notes in certificated form and will be considered to be the owners or Holders of such Notes under the Indenture or the Notes.

          Payments on Global Notes will be made to DTC or its nominee, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          We expect that DTC or its nominee, upon receipt of any payment in respect of a Global Note held by it or its nominee, will credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants.

          Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in same-day funds. The laws of some states, however, require that certain persons take physical delivery of securities in definitive form. Notes will only be delivered in certificated form in the limited circumstances described therein.
Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

          DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Notes for Notes in certificated form, which it will distribute to its participants.

          In case any Note shall become mutilated, defaced, destroyed, lost or stolen, we will execute and upon the Company's request the Trustee will authenticate and deliver a new Note, of like tenor (including the same date of issuance) and equal principal amount at maturity, registered in the same manner, dated the date of its authentication in exchange and substitution for such Note (upon surrender and cancellation thereof) or in lieu of and substitution for such Note. In case such Note is destroyed, lost or stolen, the applicant for a substituted Note shall furnish to us and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such Note, the applicant shall also furnish to us satisfactory evidence of the destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substituted Note, we may require the payment by the registered holder thereof of a sum sufficient to cover fees and expenses connected therewith.

          Holders who desire to convert their Notes into common stock pursuant to the terms of the Notes should contact their brokers or other participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

SUBORDINATION OF NOTES

          The Notes are unsecured obligations of the Company and are subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of Senior Indebtedness of all our existing and future Senior Indebtedness.

          At December 31, 1999 the notes were subordinated to $15.1 million of Senior Indebtedness and effectively subordinated to $10.8 million of other indebtedness of our subsidiaries. The Indenture does not restrict the incurrence by us or our subsidiaries of indebtedness or other obligations.

          The term "Senior Indebtedness" means:

          (1) the principal, premium, if any, interest and all other amounts owed in respect of all the Company's (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments;

          (2) all obligations of the Company (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in any such proceeding) payable under the Credit Agreement, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company;

          (3)  all of the Company's capital lease obligations;

          (4) all obligations issued or assumed by the Company as the deferred purchase price of property, all of the Company's conditional sale obligations and all of the Company's obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (5) all of the Company's obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

          (6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and

          (7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any of the Company's properties or assets (whether or not such obligation is assumed by the Company), except for (x) any such indebtedness that is by its terms subordinated to or pari passu with the Notes and (y) any indebtedness between or among the Company or affiliates of the Company, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustees of such trust, partnership or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle of the Company (a "Financing Entity") in connection with the issuance by such Financing Entity of preferred securities or other securities that rank pari passu with, or junior to, the Notes.

          "Credit Agreement" means that certain Credit Agreement dated as of July 23, 1997 by and among the Company and the lenders party thereto from time to time and The Chase Manhattan Bank, as Administrative Agent, and the other financial institutions named therein as Co-Agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, increased, renewed, refunded, replaced or refinanced from time to time, whether or not with the same parties.

          Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

          By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, or upon any winding up, liquidation or dissolution, in each case whether voluntary or involuntary, upon any payment or distribution of our assets or securities,

          (1) the holders of the Notes are required to pay over their share of such payment or distribution to the holders of Senior Indebtedness or their representative for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full in cash or other payment satisfactory to the holders of Senior Indebtedness; and

          (2) unsecured creditors of ours who are not holders of Notes or Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness of ours and may recover more, ratably, than the holders of Notes.

          In addition, no payment of the principal amount, Redemption Price, Change in Control Purchase Price, conversion consideration or interest or other obligations with respect to any Notes may be made by us, nor may we redeem, acquire or defease any Notes, if:

          (1) any payment default on any Senior Indebtedness has occurred and is continuing; or

          (2) any default (other than a payment default) with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and either such default is the subject of judicial proceedings or we receive a written notice of such default (a "Senior Indebtedness Default Notice"); provided, however, that only a holder of more than $10 million of Senior Indebtedness can provide a Senior Indebtedness Default Notice.

          Notwithstanding the foregoing, payments with respect to the Notes may resume and we may acquire Notes for cash when:

          (a) the default with respect to the Senior Indebtedness is cured or waived or ceases to exist; or

          (b) in the case of a default described in (2) above, 179 or more days pass after the Senior Indebtedness Default Notice is received by us, provided that the terms of the Indenture otherwise permit the payment or acquisition of the Notes at that time.

          If we receive a Senior Indebtedness Default Notice, then a similar notice received within nine months thereafter relating to the same default on the same issue of Senior Indebtedness shall not be effective to prevent the payment or acquisition of the Notes as provided above. In addition, no payment or distribution may be made on the Notes if any Notes are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default until the earlier of:

          (1)  120 days after the date of such acceleration; or

          (2)  the payment in full in cash of all Senior Indebtedness,

          but only if such payment or distribution is then otherwise permitted under the terms of the Indenture.

          Upon any payment or distribution of our assets or securities to creditors upon any dissolution, winding up, liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all Senior Indebtedness shall first be entitled to receive payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all amounts due or to become due thereon before the holders of the Notes shall be entitled to receive any payment or distribution with respect to any Notes.

          The Notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be subject to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

CONVERSION RIGHTS

          A holder of a Note is entitled to convert it into shares of common stock at any time before the close of business on December 15, 2006, provided, however, that if a Note is called for redemption, the holder is entitled to convert it at any time before the close of business on the Redemption Date. A Note in respect of which a holder has delivered a Change in Control Purchase Notice (as defined below) exercising the option of such holder to require the Company to purchase such Note may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the holder to the Paying Agent prior to the close of business on the Change in Control Purchase Date, in accordance with the terms of the Indenture.

          The initial Conversion Rate for the Notes is 20.7512 shares of common stock per $1,000 principal amount (equivalent to a conversion price of $48.19 per share of common stock), subject to adjustment upon the occurrence of certain events described below. See "Price Range of Common Stock." A holder otherwise entitled to a fractional share of common stock will receive cash in an amount equal to the market value of such fractional share based on the closing sale price on the trading day immediately preceding the Conversion Date, subject to the subordination provisions. A holder may convert a portion of such holder's Notes so long as such portion is $1,000 principal amount or an integral multiple thereof.

          To convert a Note, a holder must:

          (1) complete and manually sign the conversion notice on the back of the Note (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent (initially the Trustee) at the office maintained by the Conversion Agent for such purpose;

          (2)  surrender the Note to the Conversion Agent;

          (3) if required, furnish appropriate endorsements and transfer documents; and

          (4)  if required, pay all transfer or similar taxes.

          Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the Conversion Date.

          Upon conversion of a Note, a holder will not receive (except as provided below) any cash payment representing accrued interest thereon. The Company's delivery to the holder of the fixed number of shares of common stock into which the Note is convertible (together with the cash payment, if any, in lieu of any fractional shares) will satisfy the Company's obligation to pay the principal amount of the Note, and the accrued and unpaid interest to the Conversion Date. Thus, such accrued interest will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued but unpaid cash interest will be payable upon any conversion of Notes at the option of the holder made concurrently with or after acceleration of the Notes following an Event of Default described under "--Events of Default; Notice and Waiver" below, subject to the subordination provisions. Notes surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Notes to be redeemed on a date within such period) must be accompanied by payment of an amount equal to the interest thereon that the registered holder is to receive. Except where Notes surrendered for conversion must be accompanied by payment as described above, no interest on converted Notes will be payable by us on any Interest Payment Date subsequent to the date of conversion. The Conversion Rate will not be adjusted at any time during the term of the Notes for accrued interest.

          A certificate for the number of full shares of common stock into which any Note is converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable, but in any event no later than the seventh Business Day following the Conversion Date. For a summary of the U.S. federal income tax treatment of a holder receiving common stock upon conversion, see "Certain United States Federal Tax Consequences--Certain Federal Income Tax Consequences to U.S. Holders--Conversion of the Notes."

          The Conversion Rate is subject to adjustment in certain events, including

          (a) the issuance of shares of common stock as a dividend or a distribution with respect to common stock;

          (b) subdivisions, combinations and reclassification of common stock;

          (c) the issuance to all holders of common stock of rights or warrants entitling them (for a period not exceeding 45 days) to subscribe for shares of common stock at less than the then Market Price (as defined below) of the common stock;

          (d) the distribution to holders of common stock of evidences of our indebtedness, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash);

          (e) the payment of dividends (and other distributions) on common stock paid exclusively in cash, excluding cash dividends if the aggregate amount thereof, when taken together with (1) other all-cash distributions made within the preceding 12 months not triggering a Conversion Rate adjustment and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for the common stock concluded within the preceding 12 months not triggering a Conversion Rate adjustment, does not exceed 10% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of common stock as of the trading day immediately preceding the date of declaration of such dividend multiplied by the number of shares of common stock then outstanding) on the date of such distribution; and

          (f) payment to holders of common stock in respect of a tender or exchange offer (other than an odd-lot offer) by us or one of our subsidiaries for common stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for the common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 10% of our aggregate market capitalization.

          However, no adjustment need be made if holders may participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that our Board of Directors determines to be fair and appropriate, or in certain other cases specified in the Indenture. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in a subsequent adjustment. No adjustment of the conversion price will result in zero or in a negative number or will reduce the conversion price below the then par value of the common stock (in which case the conversion price would be reduced to such par value), unless the common stock has no par value at such time (in which case the conversion price would be reduced to $.01 per share). In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase our securities applicable to one share of common stock distributed to stockholders exceeds the Average Sale Price per share of common stock, or such Average Sale Price exceeds such fair market value of such portion of assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the holder of a Note upon conversion thereof will be entitled to receive, in addition to the shares of common stock into which such Note is convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the distribution that such holder would have received if such holder had converted such Note immediately prior to the record date for determining the stockholders entitled to receive the distribution, subject to the subordination provisions. The Indenture permits us to increase the Conversion Rate from time to time. "Market Price" means, on any date in question, subject to certain adjustments, the average of the daily closing prices for the 10 consecutive trading days immediately preceding the date in question.

          In the event that we become a party to any transaction
(including, and with certain exceptions,

          (a) any recapitalization or reclassification of the common stock;

          (b) any consolidation of us with, or merger of us into, any other Person, or any merger of another Person into us;

          (c) any sale, transfer or lease of all or substantially all of our assets; or

          (d)  any compulsory share exchange),

in which the common stock is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a "Transaction"), then the holders of Notes then outstanding will have the right to convert the Notes into the kind and amount of securities, cash or other property receivable upon the consummation of such Transaction by a holder of the number of shares of common stock issuable upon conversion of such Notes immediately prior to such Transaction, subject to the subordination provisions.

          In the case of a Transaction, each Note will become convertible into the securities, cash or property receivable by a holder of the number of shares of the common stock into which such Note was convertible immediately prior to such Transaction, subject to the subordination provisions. This change could substantially lessen or eliminate the value of the conversion privilege associated with the Notes in the future. For example, if we were acquired in a cash merger, each Note would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

          In the event of a taxable distribution to holders of common stock which results in an adjustment of the Conversion Rate (or in which holders otherwise participate) or in the event the Conversion Rate is increased at our discretion, the holders of the Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. Moreover, in certain other circumstances, the absence of such an adjustment to the Conversion Rate may result in a taxable dividend to holders of common stock. See "Certain United States Federal Tax Consequences--Certain Federal Income Tax Consequences to U.S. Holders--Adjustment of Conversion Price."

REDEMPTION OF NOTES AT THE OPTION OF THE COMPANY

          No sinking fund is provided for the Notes. Prior to December 15, 2002, we are not entitled at our option to redeem the Notes. On and after that date, we will be entitled to redeem the Notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to holders of Notes (unless a shorter notice shall be satisfactory to the Trustee) at the Redemption Prices set forth below plus accrued cash interest to the Redemption Date. Any such redemption must be in integral multiples of $1,000 principal amount.

          The table below shows Redemption Prices of a Note per $1,000 principal amount if redeemed during the twelve-month periods set forth below.

            PERIOD                                                REDEMPTION
            ------                                                ----------
                                                                    PRICE
                                                                    -----


December 15, 2002 through December 14, 2003............           102.2857%
December 15, 2003 through December 14, 2004............           101.7143%
December 15, 2004 through December 14, 2005............           101.1429%
December 15, 2005 and thereafter.......................           100.5714%

          If fewer than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's Notes is selected for partial redemption and that holder converts a portion of those Notes prior to the redemption, the converted portion shall be deemed, solely for purposes of determining the aggregate principal amount of the Notes to be redeemed by the Company, to be of the portion selected for redemption.

CHANGE IN CONTROL PERMITS PURCHASE OF NOTES AT THE OPTION OF THE HOLDER

          In the event of any Change in Control (as defined below) of the Company, each holder of Notes will have the right, at the holder's option, subject to the terms and conditions of the Indenture, to require us to purchase all or any part (provided that the principal amount must be $1,000 or an integral multiple thereof) of the holder's Notes on the date that is 45 business days after the occurrence of such Change in Control (the "Change in Control Purchase Date") at a cash price equal to 100% of the principal amount of such holder's Notes plus accrued cash interest to the Change in Control Purchase Date (the "Change in Control Purchase Price").

          Within 25 business days after the Change in Control, we will mail to the Trustee and to each holder (and to beneficial owners as required by applicable law) a notice regarding the Change in Control, which notice shall state, among other things:

          (1) the date of such Change in Control and, briefly, the events causing such Change in Control;

          (2) the date by which the Change in Control Purchase Notice (as defined below) must be given;

          (3)  the Change in Control Purchase Date;

          (4)  the Change in Control Purchase Price;

          (5)  the name and address of the Paying Agent and the Conversion
               Agent;

          (6)  the Conversion Rate and any adjustments thereto;

          (7) the procedures that holders must follow to exercise these rights;

          (8)  the procedures for withdrawing a Change in Control Purchase
               Notice;

          (9) that holders who want to convert Notes must satisfy the requirements set forth in the Notes; and

          (10) briefly, the conversion rights of holders of Notes.

          To exercise the purchase right, the holder must deliver written notice of the exercise of such right (a "Change in Control Purchase Notice") to the Paying Agent or an office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, prior to the close of business, on the Change in Control Purchase Date. Any Change in Control Purchase Notice must state

          (1) the certificate numbers of the Notes to be delivered by the holder thereof for purchase by us;

          (2) the portion of the principal amount of Notes to be purchased, which portion must be $1,000 or an integral multiple thereof; and

          (3) that such Notes are to be purchased by us pursuant to the applicable provisions of the Notes.

          Any Change in Control Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount and the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

          Payment of the Change in Control Purchase Price for a Note for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of the Note (together with necessary endorsements) to the Paying Agent or an office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for the Note will be made promptly following the later of the business day following the Change in Control Purchase Date and the time of delivery of the Note. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of such Note on the business day following the Change in Control Purchase Date, then, immediately after the Change in Control Purchase Date, such Note will cease to be outstanding and interest on such Note will cease to accrue and will be deemed paid, whether or not such Note is delivered to the Paying Agent, and all other rights of the holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of such Note).

          Under the Indenture, a "Change in Control" of the Company is deemed to have occurred upon the occurrence of any of the following events:

          (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding voting stock of the Company;

          (2) the Company consolidates with, or merges with or into another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of the Company's assets to any Person, or any Person consolidates with or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where:

               (a) the voting stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of incorporation) or is converted into or exchanged for (i) voting stock (other than Redeemable Capital

                    Stock) of the surviving or transferee corporation or
                    (ii) voting stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than capital stock of the surviving entity); and

               (b) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation;

          (3) during any consecutive two-year period, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by the Company's stockholders, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office; or

          (4) the Company is liquidated or dissolved or a special resolution is passed by the Company's stockholders approving the plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sale or Lease of Assets."

          "Redeemable Capital Stock" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the Notes or is redeemable at the option of the holder hereof at any time prior to such final stated maturity, or is convertible into or exchangeable for debt securities at any time prior to such final stated maturity; provided, however, that Redeemable Capital Stock shall not include any common stock the holder of which has a right to be put to us upon certain terminations of employment; and provided further, however, that any class or series of capital stock that would not constitute Redeemable Capital Stock but for provisions thereof giving holder thereof the right to require the issuer of such capital stock to repurchase or redeem such capital stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final stated maturity of the Notes shall not constitute Redeemable Capital Stock if the "asset sale" or "change of control" provisions applicable to such class or series of capital stock are no more favorable to the holders of such capital stock in any material respect than the provisions contained herein under this caption and such class or series of capital stock specifically provides that the issuer of such capital stock will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such notes as required pursuant to the provisions contained herein under this caption.

          The Indenture does not permit the Board of Directors to waive our obligation to purchase Notes at the option of a holder in the event of a Change in Control of our Company.

          We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable, and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by us to purchase Notes at the option of the holders thereof upon a Change in Control. In certain circumstances, the Change in Control purchase feature of the Notes may make more difficult or discourage a takeover of our company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of common stock or to obtain control of our company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by us to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is the result from negotiations between us and the Initial Purchasers.

          The Company's debt agreements contain "change in control" provisions that in relevant part are similar to the provision in the Indenture relating to a Change in Control, and the occurrence of such a "change of control" would constitute a default under the debt agreements. The Company's obligations under the debt agreements are senior in right of payment to the notes and the debt agreements will not permit the purchase of the notes absent consent of the lenders under the debt agreements in the event of a Change in Control, even though the failure by the Company to comply with its obligations in the event of a Change in Control would constitute an Event of Default under the Indenture. In addition, the exercise by the Holders of their right to require the Company to repurchase the notes could cause a default under the debt agreements, even if the Change in Control itself does not, due to the financial effect of such repurchase on the Company. If the Company is unable to obtain the requisite consents and/or repay all Indebtedness which prohibits the repurchase of the notes upon the occurrence of a Change in Control, the Company would remain prohibited by such Indebtedness from purchasing any notes and, as a result, the Company could not purchase the Notes, which would constitute an Event of Default under the Indenture. Such an Event of Default under the Indenture would also constitute an Event of Default under the debt agreements which would permit the lenders thereunder to accelerate all of the Company's Indebtedness under the debt agreements. If a Change in Control were to occur, there can be no assurance that the Company would have sufficient assets to first satisfy its obligations under the debt agreements or other agreements relating to any Indebtedness, if accelerated, and then to purchase all of the notes that might be delivered by Holders seeking to exercise the purchase right.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

          We entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement") pursuant to which, for the benefit of the holders, we agreed to file with the SEC the Shelf Registration Statement at our expense covering resale of the Registrable Securities as soon as practicable, but in any event within 90 days after the first date of original issuance of the Notes. We will use all reasonable efforts to cause the Shelf Registration Statement to become effective as promptly as is practicable, but in any event within 180 days of such first date of original issuance and to keep the Shelf Registration Statement effective until the earlier of:

          o the sale pursuant to the Shelf Registration Statement of all the securities registered thereunder and

          o the expiration of the holding period applicable to such securities held by persons that are not affiliates of the Company under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions.

          We are permitted to suspend the use of the prospectus that is part of the Shelf Registration Statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed an aggregate of 90 days in any 12-month period. We agreed to pay predetermined liquidated damages as described herein ("Liquidated Damages") to holders of Notes and holders of common stock issued upon conversion of the Notes if the Shelf Registration Statement is not timely filed or made effective or if the prospectus is unavailable for the periods in excess of those permitted above. Such Liquidated Damages shall accrue until such failure to file or become effective or unavailability is cured:

          o in respect of any Note, at a rate per annum equal to 0.25% of the principal amount of the Notes for the first 90 day period after the occurrence of such event and 0.25% for each 90 day period thereafter, provided that the maximum amount of Liquidated Damages will in no event exceed 1.0% per annum of the principal amount of the Notes,

          o in respect of any shares of common stock into which the Notes have been converted, at a rate per annum equal to $2.50 per 20.7512 shares of common stock (subject to adjustment in certain circumstances) for the first 90 day period after the occurrence of such event and $2.50 per
               20.7512 shares of common stock (subject to adjustment) for each 90 day period thereafter, provided that the maximum amount of Liquidated Damages will in no event exceed $10.00 per 20.7512 shares of common stock (subject to adjustment).

          A holder who elects to sell any Notes and common stock issued upon conversion of the Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling stockholder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and will be bound by certain provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification provisions). We will pay all expenses of the Shelf Registration Statement, provide to each registered holder copies of such prospectus, notify each registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Notes and the common stock issued upon conversion of the Notes.

          We have agreed to pay Liquidated Damages in the amount set forth above to such holder if the Company fails to make such filing in the time required or, if such filing is a post-effective amendment to the Shelf Registration Statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the filing thereof, subject to certain exceptions. By acquiring Registrable Securities, a Holder will be deemed to have agreed to indemnify the Company against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

          The summary herein of certain provisions of the Registration Rights Agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus is a part.

CONSOLIDATION, MERGER AND SALE OR LEASE OF ASSETS

          We, without the consent of any holders of outstanding Notes, are entitled to consolidate with or merge into or transfer or lease our assets substantially as an entirety to, any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (each a "Person"), and any Person is entitled to consolidate with or merge into, or transfer or lease its assets substantially as an entirety to us, provided that:

          (1) the Person (if other than us) formed by such consolidation or into which we are merged or the Person which acquires or leases our assets substantially as an entirety is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and expressly assumes our obligations on the Notes and under the Indenture;

          (2) immediately after giving effect to such transaction no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, happened and is continuing; and

          (3)  certain other conditions described in the Indenture are met.

EVENTS OF DEFAULT; NOTICE AND WAIVER

          The Indenture provides that, if an Event of Default specified therein occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of and accrued interest to the date of such declaration on all the Notes to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of and accrued interest on all the Notes to the date of the occurrence of such event shall automatically become and be immediately due and payable. Upon any such acceleration, the subordination provisions of the Indenture preclude any payment being made to holders of Notes until the earlier of:

          (1)  120 days or more after the date of such acceleration; and

          (2)  the payment in full in cash of all Senior Indebtedness,

          but only if such payment is then otherwise permitted under the terms of the Indenture. See "--Subordination of Notes" above.

          Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences. Interest shall accrue and be payable on demand upon a default in the payment of principal interest when due, Redemption Price, Change in Control Purchase Price or shares of common stock (or cash in lieu of fractional shares) to be delivered on conversion of Notes, in each case to the extent that the payment of such interest shall be legally enforceable.

          Under the Indenture, Events of Default include:

          (1) default in payment of the principal amount, interest when due (if such default in payment of interest shall continue for 31 days), Redemption Price, or Change in Control Purchase Price with respect to any Note, when the same becomes due and payable (whether or not any such payment is prohibited by the provisions of the Indenture);

          (2) failure by the Company to deliver shares of common stock (together with cash in lieu of fractional shares) when such common stock (or cash in lieu of fractional shares) is required to be delivered following conversion of a Note and continuation of such default for 10 days;

          (3) failure by the Company to comply with any of its other agreements in the Notes or the Indenture upon the receipt by the Company of notice of such default from the Trustee or from holders of not less than 25% in aggregate principal amount of the Notes then outstanding and the Company's failure to cure such default within 90 days after receipt by the Company of such notice;

          (4) default under any bond, note or other evidence of indebtedness for money borrowed of the Company having an aggregate outstanding principal amount of in excess of $12.5 million, which default shall have resulted in such indebtedness being accelerated, without such indebtedness being discharged or such acceleration having been rescinded or annulled within 60 days after receipt of notice thereof by the Company from the Trustee or the Company and the Trustee from the holders of not less than 25% in aggregate principal amount of the Notes then outstanding (unless such default has been cured or waived); or

          (5)  certain events of bankruptcy or insolvency.

          The Trustee will, within 90 days after the occurrence of any default, mail to all holders of the Notes notice of all defaults of which the Trustee shall be aware, unless such defaults shall have been cured or waived before the giving of such notice; provided that the Trustee may withhold such notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

          The holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. The Trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No holder of any Note will have any right to pursue any remedy with respect to the Indenture or the Notes, unless:

          (1) such holder shall have previously given the Trustee written notice of a continuing Event of Default;

          (2) the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made a written request to the Trustee to pursue such remedy;

          (3) such holder or holders shall have offered to the Trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it;

          (4) the Trustee shall have failed to comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity; and

          (5) the holders of a majority in aggregate principal amount of the outstanding Notes shall not have given the Trustee a direction inconsistent with such request within 60 days after receipt of such request.

          The right of any holder (a) to receive payment of principal, the Redemption Price, Change in Control Purchase Price or interest in respect of the Notes held by such holder on or after the respective due dates expressed in the Notes, (b) to convert such Notes, or (c) to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or adversely affected without such holder's consent.

          The holders of a majority in aggregate principal amount of Notes at the time outstanding may waive any existing default and its consequences except:

          (1)  any default in any payment on the Notes,

          (2) any default with respect to the conversion rights of the Notes, or

          (3) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each Note as described in "--Modification" below.

          When a default is waived, it is deemed cured and will cease to exist, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

          We are required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of our obligations under the Indenture. In addition, we are required to file with the Trustee written notice of the occurrence of any default or Event of Default within five business days of our becoming aware of such default or Event of Default.

MODIFICATION

          The Indenture or the Notes may be modified or amended by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

          (1) reduce the principal amount, Change in Control Purchase Price or Redemption Price with respect to any Note, or extend the stated maturity of any Note or alter the manner of payment or rate of interest on any Note or make any Note payable in money or securities other than that stated in the Note;

          (2) make any reduction in the principal amount of Notes whose holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to such amendments or waivers;

          (3) make any change that adversely affects the right of a holder to convert any Note;

          (4) modify the provisions of the Indenture relating to the ranking of the Notes in a manner adverse to the holders of the Notes; or

          (5) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the Notes.

          Without the consent of any holder of Notes, the Company and the Trustee may amend the Indenture to:

          (1) cure any ambiguity, defect or inconsistency, provided, however, that such amendment does not materially adversely affect the rights of any holder of Notes;

          (2) provide for the assumption by a successor to the Company of the obligations of the Company under the Indenture;

          (3) provide for uncertificated Notes in addition to certificated Notes, as long as such uncertificated Notes are in registered form for United States federal income tax purposes;

          (4) make any change that does not adversely affect the rights of any holder of Notes;

          (5) make any change to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; or

          (6) add to the covenants or obligations of the Company under the Indenture for the protection of holders of the Notes or surrender any right, power or option conferred by the Indenture on the Company.

NO RECOURSE AGAINST OTHERS

          The Indenture provides that a director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.

THE TRUSTEE

          First Union National Bank is the Trustee, Registrar, Paying Agent and Conversion Agent under the Indenture. First Union National Bank is also the lender under our Euro credit agreement.

          The Indenture contains certain limitations on the rights of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases (including in the event of an Event of Default), or to realize on certain property received in respect of any such claims as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company and its subsidiaries; provided, however, that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

          In case an Event of Default shall occur and shall not be cured or waived, the Trustee will be required to use the degree of care of a prudent person in the conduct of its own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of notes, unless they shall have offered to the Trustee reasonable security or indemnity.

GOVERNING LAW

          The Indenture, the Notes and the Registration Rights Agreement provide that they are to be governed in accordance with the laws of the State of New York, without regard to choice of law provisions.

                        DESCRIPTION OF CAPITAL STOCK

GENERAL

          This summary highlights certain provisions of our certificate of incorporation and our by-laws. The following description of our capital stock is not complete and is qualified in its entirety by the provisions of our certificate of incorporation, our by-laws, our stockholder rights plan and applicable law. See "Where You Can Find More Information."

          Our certificate of incorporation provides that our authorized capital stock consists of 300,000,000 shares of common stock, of which 50,889,208 shares were issued and outstanding as of December 31, 1999, and 20,000,000 shares of preferred stock, $.01 par value per share, none of which were issued and outstanding as of that date. All our outstanding shares of common stock are validly issued, fully paid and nonassessable. The common stock issuable upon conversion of the notes will be, when issued and paid for, fully paid and nonassessable.

COMMON STOCK

          Each holder of our common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of preferred stock to elect directors. Subject to the preferential rights of any outstanding series of preferred stock, and to any restrictions on payment of dividends imposed by our debt agreements, the holders of common stock will be entitled to those dividends as may be declared from time to time by our board of directors from funds legally available therefor, and will be entitled, after payment of all prior claims, to receive pro rata all of our assets upon our liquidation, dissolution or winding up. Holders of common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for our securities. Certain provisions of our certificate of incorporation and by-laws have the effect of making more difficult an acquisition of control of us in a transaction not approved by our board of directors.

PREFERRED STOCK

          Our authorized capital stock includes 20,000,000 shares of preferred stock, none of which are currently issued or outstanding. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects.

          In connection with the Rights Plan (as defined below), our board of directors has authorized 400,000 shares of Series A Participating Preferred Stock (the "Series A Preferred"). No shares of Series A Preferred are outstanding. For a description of the rights, powers and preferences of the Series A Preferred, see "--Rights Plan."

RIGHTS PLAN

          On June 10, 1997, our board of directors adopted a stockholder rights plan (the "Rights Plan") pursuant to which one right (collectively, the "Rights") to purchase one one-thousandth of a share of Series A Preferred would be distributed as a dividend for each outstanding share of common stock at a purchase price of $60.00 per one one-thousandth of a share of Series A Preferred, subject to adjustment. The Rights are issuable on the terms and subject to the conditions set forth in the Rights Plan. The Rights will expire no later than June 10, 2007. The Rights will be exercisable on the earlier to occur of

          o the first date of public announcement that a person or "group" has acquired beneficial ownership of 15% or more of the outstanding common stock (except pursuant to a Permitted Offer, as defined in the Rights Plan) (an "Acquiring Person"); and

          o ten business days (or such later date as the board may determine) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person.

          If any person or group becomes an Acquiring Person or commences a tender offer upon consummation of which such person or group would become an Acquiring Person, each Right not owned by such Acquiring Person or certain related parties would entitle its holder to purchase, at the Right's then current exercise price, shares of common stock, or, in the discretion of the board, the number of one one-thousandths of a share of Series A Preferred having a value of twice the Right's exercise price. In addition, if, after a person or group becomes an Acquiring Person, we are involved in a merger or other business combination transaction in which the holders of all of the outstanding common stock immediately prior to the consummation of the transaction are not the holders of the surviving corporation's voting power or more than 50% of our assets or earning power is sold or transferred, each Right will entitle its holder to purchase common shares of the acquiring company having a value equal to two times the Right's then current exercise price.

          The purchase price payable, and the shares issuable, upon exercise of the Rights will be subject to adjustment from time to time as specified in the Rights Plan. We will generally be entitled to redeem the Rights in whole, but not in part, at $.01 per Right at any time prior to the earlier to occur of a person becoming an Acquiring Person or expiration of the Rights.

          Shares of Series A Preferred purchasable upon exercise of the Rights will not be redeemable. Each Share of Series A Preferred will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per share of common stock. In the event of our liquidation, the holders of Series A Preferred will be entitled to a minimum preferential liquidation payment of $100.00, provided that they will be entitled to an aggregate payment per share of at least 1,000 times the aggregate payment made per share of common stock. Each share of Series A Preferred will have one thousand votes, voting together with the common stock. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Series A Preferred is equivalent to at least six full quarterly dividends, the holders of the Series A Preferred will have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of common stock until all dividends in default on the Series A Preferred have been paid in full and dividends for the current dividend period declared and funds therefor set apart.

CLASSIFIED BOARD OF DIRECTORS

          Our board of directors is divided into three classes with each class elected in staggered elections and serving a three year term. Classification of directors makes it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, will generally be required to change who represents the majority of the board of directors. If we are confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, this classification and time period would allow the board sufficient time to review the proposal. The board would also have the opportunity to review any available alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

LIMITATION OF DIRECTOR LIABILITY

          Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability

          o for any breach of the director's duty of loyalty to us or our stockholders;

          o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          o under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; and

          o for any transaction from which the director derived an improper personal benefit.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BY-LAWS PROVISIONS

          DELAWARE LAW. We must comply with the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

          A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation's voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless it satisfies one of the following three conditions:

          o our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

          o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and employee stock plans, in some instances; and

          o the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2'3% of the outstanding voting stock that is not owned by the interested stockholder.

          SPECIAL MEETINGS. Our by-laws provide that special meetings of stockholders for any purpose or purposes can be called only upon the request of our chairman of the board, our president, our board of directors, or the holders of shares entitled to at least a majority of the votes at the meeting.

          AMENDMENT OF OUR BY-LAWS. To adopt, repeal, alter or amend the provisions of our by-laws, our by-laws require the affirmative vote of either the holders of at least a majority of the voting power of all of the issued and outstanding shares of our capital stock entitled to vote on the matter or our board of directors.

          ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS. Our by-laws establish advance notice procedures for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of our stockholders.

          These procedures provide that only persons who are nominated by or at the direction of our board of directors, or by a stockholder who has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as one of our directors. Further, these procedures provide that at an annual meeting, the only business that may be conducted is the business that has been specified in the notice of the meeting given by, or at the direction of, our board or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring that business before the meeting.

          Under these procedures, notice of stockholder nominations to be made or business to be conducted at an annual meeting must be received by us not less than 60 days nor more than 90 days before the date of the meeting, or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, the 10th day following the earlier of the day notice was mailed or the day public disclosure was made. Under these procedures, notice of a stockholder nomination to be made at a special meeting at which directors are to be elected must be received by us not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

          Under our by-laws, a stockholder's notice nominating a person for election as a director must contain specific information about the proposed nominee and the nominating stockholder. If our chairman of the board determines that a nomination was not made in the manner described in our by-laws, the nomination will be disregarded. Similarly, a stockholder's notice proposing the conduct of business must contain specific information about the business and about the proposing stockholder. If our chairman of the board determines that business was not properly brought before the meeting in the manner described in our by-laws, the business will not be conducted.

          By requiring advance notice of nominations by stockholders, our by-laws afford our board of directors an opportunity to consider the qualifications of the proposed nominee and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, our by-laws also provide an orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by our board of directors, provides our board of directors with an opportunity to inform stockholders, before meetings, of any business proposed to be conducted at the meetings, together with any recommendations as to our board of directors' position regarding action to be taken with respect to the business, so that stockholders can better decide whether to attend a meeting or to grant a proxy regarding the disposition of any business.

          The foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of these nominees or proposals might be harmful or beneficial to us and our stockholders.

          Written Consent Provisions. Our by-laws provide that any action required or permitted to be taken by the holders of capital stock at any meeting of our stockholders may be taken without a meeting only by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

TRANSFER AGENT AND REGISTRAR

          The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                     DESCRIPTION OF OTHER INDEBTEDNESS

          The following summary of our debt agreements does not purport to be complete and is qualified in its entirety by reference to the debt agreements described below, including the definitions of certain capitalized terms used herein. Any terms not defined in this section are defined in the debt agreements. See "Where You Can Find More Information."

REVOLVING CREDIT AGREEMENT

          On July 23, 1997, CommScope NC, our wholly owned subsidiary, entered into a credit agreement (as amended, the "revolving credit agreement") which provides for a $350 million revolving credit facility that matures on December 31, 2002. The borrowings under the revolving credit agreement will be structurally senior to, and will be repaid prior to, any subordinated indebtedness, including the notes.

          INTEREST RATE CALCULATIONS. Interest is payable quarterly, or at the end of the relevant interest period, if earlier, at a per annum rate equal to the Adjusted Base Rate for Adjusted Base Rate Loans, or a Eurodollar Rate for Eurodollar ("LIBOR") Loans, plus in each case, the relevant applicable margin. We are also able to set interest rates through a competitive bid procedure.

          The Adjusted Base Rate is a fluctuating rate calculated on a daily basis as the highest of:

          o the rate of interest publicly announced by The Chase Manhattan Bank for the date of determination;

          o 1% over the sum of (a) the product of the secondary market rate for the three month certificates of deposit and a fraction of the percentage for determining the reserve requirement for a depositary institution, and (b) the net annual assessment rate payable on that date to the FDIC for insuring deposits; and

          o 0.5% over the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System as arranged by Federal Funds brokers on the date of determination.

          The Eurodollar Base Rate is the per annum rate determined by the administrative agent to the arithmetic mean of the offered rates for deposits in dollars with a term comparable to the interest period that appears on the Telerate British Bankers Association Interest Settlement Rates Page. The Eurodollar rate is the Eurodollar Base Rate adjusted for reserve requirements. On September 30, 1999, the borrowings under the revolving credit agreement had a weighted average interest rate of 5.7%.

          FEES. The revolving credit agreement requires us to pay the following fees:

          o    a quarterly facility fee based on our leverage ratio;

          o a fee to each lender based on our leverage ratio in proportion to the lender's standby letter of credit availability;

          o an issuing fee of 0.125% per annum on the face amount of each letter of credit; and

          o an administrative fee to The Chase Manhattan Bank for its services as administrative agent under the revolving credit agreement.

          COVENANTS AND CONDITIONS. In addition to specific customary covenants, the revolving credit agreement includes covenants that restrict our ability to:

          o    dispose of assets;

          o    incur additional indebtedness;

          o    incur liens on property or assets;

          o    pay dividends;

          o    guarantee any obligations;

          o    enter into certain investments or transactions;

          o    repurchase or redeem capital stock;

          o    engage in mergers or consolidation;

          o    make acquisitions; and

          o engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

          The revolving credit agreement contains financial covenants which require CommScope NC to maintain:

          o    a Leverage Ratio equal to or below 3.25 to 1.0;

          o    an Interest Coverage Ratio equal to or above 4.25 to 1.0;
               and

          o    Consolidated Net Worth of at least the sum of (a)
               $100,000,000 and (b) 50% of the Consolidated Net Income of CommScope, Inc., if positive, for each fiscal quarter beginning July 1, 1997.

          We were in compliance with these covenants at September 30, 1999.

          GUARANTEES. Both CommScope, Inc. and our subsidiaries (other than CommScope NC) with greater than $50 million book value, if any, have unconditionally guaranteed the obligations under the revolving credit agreement.

          EVENTS OF DEFAULT. The revolving credit agreement contains customary events of default, which include a default in the payment of principal or interest on debt or guarantees aggregating $12.5 million or more. If any event of default occurs, our obligations could be accelerated with material adverse results to the holders of the notes.

          AMENDMENTS. The revolving credit agreement was amended on December 7, 1999 to permit the issuance of the notes.

EURO CREDIT AGREEMENT

          On February 26, 1999, CommScope NC, our wholly owned subsidiary, entered into a credit agreement (as amended, the "Euro credit agreement"), which provides for a 15 million Euro ($16.4 million on the date of borrowing) term credit facility that matures on March 1, 2006. The borrowings under the Euro credit agreement will rank senior to, and will be repaid prior to, any subordinated indebtedness, including the notes.

          INTEREST RATE CALCULATIONS. Interest is payable quarterly at a per annum rate equal to the Euro LIBOR Market Rate plus an applicable margin. The Euro LIBOR Market Rate is the per annum rate determined by the administrative agent to the arithmetic mean of the offered rates for deposits in dollars with a term comparable to the interest period that appears on the Telerate British Bankers Association Interest Settlement Rates Page adjusted for reserve requirements. On September 30, 1999 the borrowings under the Euro credit agreement had a weighted average interest rate of 4.53%.

          FEES. The Euro credit agreement required us to pay a one time fee of 0.125% of the amount of the loan.

          COVENANTS AND CONDITIONS. The Euro credit agreement includes the same covenants and conditions as the revolving credit agreement described above. We were in compliance with these covenants at September 30, 1999.

          GUARANTEES. Both CommScope, Inc. and our subsidiaries (other than CommScope NC) with greater than $50 million book value, if any, have unconditionally guaranteed the obligations under the Euro credit agreement.

          EVENTS OF DEFAULT. The revolving credit agreement contains customary events of default, which include a default in the payment of principal or interest on debt or guarantees aggregating $12.5 million or more. If any event of default occurs, our obligations could be accelerated with material adverse results to the holders of the notes.

          AMENDMENTS. The Euro credit agreement was amended on December 7, 1999 to permit the issuance of the notes.

               CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

          The following is a summary of certain U.S. federal income tax consequences and, in the case of Non-U.S. holders, as described below, certain U.S. federal estate tax consequences, of the acquisition, ownership and disposition of the notes and of the common stock into which the notes may be converted by beneficial owners of the notes, but is not intended and does not purport to be a complete analysis of all potential U.S. federal income, estate tax, or other tax considerations which may be relevant to certain investors in light of their particular investment or other circumstances. In addition, we do not discuss any U.S. state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations and administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. The discussion below deals only with notes and common stock held as capital assets which are, generally, property held for investment, and does not address holders of notes or common stock that may be subject to special rules, including, without limitation, certain U.S. expatriates, financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities that elect mark-to-market accounting treatment, and persons who hold the notes or common stock as part of a straddle, hedge, conversion or other integrated transaction. You should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes and common stock that may be applicable to you.

Certain Federal Income Tax Consequences to U.S. Holders

          For purposes of the following discussion, a "U.S. holder" means a beneficial owner of a note or common stock that is, for U.S. federal income tax purposes,

          (1) a citizen or individual resident of the United States,

          (2) a corporation or partnership (unless the Internal Revenue Service provides otherwise) created or organized in or under the laws of the United States or of any political subdivision thereof,

          (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

          (4) a trust if, in general, the trust is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code.

          TAXATION OF STATED INTEREST. In general, stated interest paid on a note will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder's regular method of accounting for federal income tax purposes.

          LIQUIDATED DAMAGES. As more fully described above under "Descriptions of Notes -- Registration Rights; Liquidated Damages," in the event a registration statement is not filed or does not become effective as provided in the Registration Rights Agreement, we will be required to pay liquidated damages to U.S. holders of the notes. Under the Treasury Regulations regarding contingent payment debt instruments, any payment subject to a remote or incidental contingency (i.e., there is a remote likelihood that the payment will be required or the potential amount of the payment is insignificant relative to the remaining payments on the debt instrument) is not considered a contingent payment and is ignored for purposes of computing original issue discount accruals. We believe that the liquidated damage payments with respect to the notes are subject to either a remote or incidental contingency. Accordingly, a U.S. holder of a note should be required to report any liquidated damage payment as interest for U.S. federal income tax purposes only at the time the payment is made or properly accrued under the U.S. holder's method of accounting.

          MARKET DISCOUNT. The resale of notes may be adversely affected by the impact on a purchaser of the "market discount" provisions of the Code. For this purpose, the market discount on a note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition (other than at original issue) exceeds the U.S. holder's adjusted tax basis in the note. Subject to a de minimis exception, these provisions generally require a U.S. holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the "accrued market discount" on such note at the time of disposition, unless the U.S. holder elects to include accrued market discount in income currently. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. holder, under a constant yield method. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. If a U.S. holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income upon the disposition of the common stock.

          AMORTIZABLE BOND PREMIUM. If a U.S. holder of a note acquires the note at a cost that is in excess of the amount payable at maturity (after reducing that cost by an amount equal to the value of the conversion option), the U.S. holder may elect under Section 171 of the Code to amortize the excess cost (as an offset to interest income) on a constant interest rate basis over the term of the note. However, because the notes may be redeemed at our option at a price in excess of their principal amount, a U.S. holder may be required to amortize any bond premium based on the earlier call date and the call price payable at that time. If the U.S. holder makes an election to amortize bond premium, the tax basis of all the U.S. holder's notes will be reduced by the allowable bond premium amortization. The amortization election would apply to all debt instruments held or subsequently acquired by the electing purchaser and cannot be revoked without permission from the IRS. On conversion of a note into conversion shares, no additional amortization of any bond premium would be allowed, and any remaining premium would be added to the U.S. holder's tax basis in the common stock received.

          DISPOSITIONS. Upon the sale, exchange or retirement of a note or upon the sale of a share of common stock, a U.S. holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (excluding any amount received that is attributable to accrued but unpaid interest) and the U.S. holder's adjusted tax basis in the note or common stock. A U.S. holder's adjusted tax basis in a note will generally equal the cost of such note to that holder, less principal payments received by that holder and increased by any market discount previously included in income by that holder. A holder's tax basis in the common stock received on conversion of a note will be the same as the holder's adjusted tax basis in the note at the time of the conversion, reduced by any basis allocable to a fractional share paid in cash. Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a note or upon the sale of a share of common stock generally will be capital gain or loss and will be long-term capital gain or loss if the note or common stock was held for more than one year. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 20%. Subject to certain limited exceptions, capital losses cannot be used to offset ordinary income.

          CONVERSION OF THE NOTES. A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into common stock, except with respect to cash received in lieu of a fractional share of common stock. The holder's tax basis in the common stock received on conversion of a note will be the same as the holder's adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share), and the holding period for the common stock received on conversion will generally include the holding period of the note converted.

          Cash received in lieu of a fractional share of common stock upon conversion should be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally should result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. holder's adjusted tax basis in the fractional share).

          DISTRIBUTIONS ON THE COMMON STOCK. The amount of any distribution by us in respect of the common stock (including any liquidated damages in respect of common stock as described above under "Description of Notes--Registration Rights; Liquidated Damages") will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to a tax as ordinary income, to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the holder's tax basis in the common stock and thereafter as gain from the sale or exchange of the stock.

          ADJUSTMENT OF CONVERSION PRICE. If at any time we make a distribution of property to stockholders that would be taxable to those stockholders as a dividend (e.g., distributions of evidences of indebtedness or assets of our company, but generally not stock dividends or rights to subscribe for common stock) for U.S. federal income tax purposes and, in accordance with the antidilution provisions of the notes, the conversion price of the notes is decreased, the amount of that decrease may be deemed to be the payment of a taxable dividend to holders of the notes. As a result, U.S. holders of notes could recognize taxable income as a result of an event pursuant to which they receive no cash or property.

          BACKUP WITHHOLDING AND INFORMATION REPORTING. We are required to furnish to record holders of the notes, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the notes and dividends paid on the common stock.

          In general, "backup withholding" at a rate of 31% may apply to payments of principal and interest made on a note, payments of dividends on common stock, and to the payment of the proceeds of a sale or exchange of common stock or of a note before maturity, that are made to a non-corporate U.S. holder if such holder fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a U.S. holder's U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

Certain U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders

          For purposes of the following discussion, a "Non-U.S. holder" is a beneficial owner of a note or common stock that is not, for U.S. federal income tax purposes, a U.S. holder. An individual may, subject to certain exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

Under present U.S. federal income and estate tax law and subject to the discussions below concerning income effectively connected with a trade or business in the United States and backup withholding:

          o payments of principal, premium, if any, and interest on a note by us or any of our agents to any Non-U.S. holder will not be subject to withholding of U.S. federal income tax, provided that in the case of interest

               (1) the Non-U.S. holder does not directly or indirectly, actually or constructively, own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote,

               (2)  the Non-U.S. holder is not

                    (A) a controlled foreign corporation that is related to us through sufficient stock ownership, or

                    (B) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code, and

               (3)  either

                    (A) the beneficial owner of the note certifies to us or our paying agent, under penalties of perjury, that it is not a "United States person", as defined in the Internal Revenue Code and provides its name, address, and U.S. Taxpayer identification number, if any or

                    (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note on behalf of the beneficial owner certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the beneficial owner, has received from the beneficial owner the certificate described in (A) above and provides us or our paying agent with a copy of this certificate;

          o payments of dividends on the common stock to a Non-U.S. holder will be subject to withholding of U.S. federal income tax at a 30% rate unless that rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with the holder's conduct of a trade or business in the U.S. are generally subject to U.S. federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-U.S. holder files a properly executed Form W-8ECI or currently a Form 4224 or successor form with the payor;

          o a Non-U.S. holder will not be subject to U.S. federal income tax on any gain or income realized on the sale or other disposition of common stock, or the sale, exchange, redemption, retirement at maturity or other disposition of a note; provided that, in the case of proceeds representing accrued interest, the conditions described in the first bullet paragraph above are met, unless

               (1) the Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of gain and certain other conditions are met, or

               (2) the gain is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. holder, or if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the Non-U.S. holder;

          o interest on notes not excluded from U.S. withholding tax as described in the first bullet paragraph above will be subject to U.S. withholding at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax;

          o a note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of such individual's death if, at the time of the individual's death,

               (1) the individual did not directly or indirectly, actually or constructively, own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, and

               (2) the income on the note would not have been effectively connected with the conduct of a trade or business by the individual in the United States; and

          o common stock owned or treated as owned by an individual who at the time of death is not a citizen or resident of the United States will be subject to U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

          If a Non-U.S. holder of a note is engaged in a trade or business in the United States and interest on or gain realized on the sale of the note is effectively connected with the conduct of such trade or business or, if an income tax treaty applies, and the Non-U.S. holder maintains a U.S. "permanent establishment" to which the interest or gain is generally attributable, the Non-U.S. holder, although exempt from the withholding tax discussed in the first bullet paragraph above, provided that such holder furnishes a properly executed United States Internal Revenue Service Form W-8ECI or currently a Form 4224 or successor form on or before any payment date to claim such exemption, may be subject to U.S. federal income tax on such interest, as well as on gain or income discussed in the third bullet paragraph above, on a net basis in the same manner as if it were a U.S. holder.

          In addition, a foreign corporation that is a holder of a note or common stock may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to some adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note, dividends on common stock or gain recognized on the disposition of a note or common stock will be treated as effectively connected earnings and profits if that interest, dividend or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

          Treasury Regulations generally effective for payments made after December 31, 2000 will provide alternative methods for satisfying the certification requirement described in clause (3) of the first bullet paragraph above and may also require a Non-U.S. holder claiming the benefit of an income tax treaty to provide its U.S. taxpayer identification number. These regulations generally also will require, in the case of a note or common stock held by a foreign partnership, that

               (1) in the case of interest, the certification described in clause (3) of the first bullet paragraph above be provided by the partners and in the case of dividends, the partners certify entitlement to a reduced rate of withholding under an applicable treaty and

               (2) the partnership provide certain information, including a U.S. taxpayer identification number.

          A look-through rule will apply in the case of tiered partnerships.

          Under current Treasury Regulations, backup withholding at a rate of 31% and information reporting will not apply to payments of interest or dividends made by us or our paying agent, in its capacity as such, to a Non-U.S. holder of a note or common stock if such holder has provided the required certification as set forth above or has otherwise established an exemption, provided that neither we nor our paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. We or our paying agent may, however, report payments of interest or dividends on the notes or common stock. Payments of the proceeds from a disposition by a Non-U.S. holder of a note or common stock made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply to such payments if the broker is

               (1)  a United States person,

               (2) a controlled foreign corporation for U.S. federal income tax purposes,

               (3) a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, unless the Non-U.S. holder is an exempt recipient or such broker has evidence that the payee is a Non-U.S. holder and no actual knowledge that such evidence is false and certain other conditions are met, or

               (4) with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business.

          Payments of the proceeds from a disposition by a Non-U.S. holder of a note or common stock made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies under penalties of perjury that he or she is not a United States person and satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

          Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder would be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

          Non-U.S. holders should consult their tax advisors regarding U.S. federal, state, local and foreign tax consequences to non-U.S. holders of purchasing, holding and disposing of the notes or common stock.

                          SELLING SECURITYHOLDERS

          The notes were originally issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

          The following table sets forth information with respect to the selling holders and the principal amounts of notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.


                                         COMMON                      COMMON
                         PRINCIPAL       STOCK                        STOCK
                         AMOUNT OF      ISSUABLE                      OWNED
                           NOTES          UPON                        AFTER
                        BENEFICIALLY   CONVERSION       COMMON      COMPLETION
                         OWNED AND       OF THE          STOCK        OF THE
      NAME                OFFERED        NOTES          OFFERED      OFFERING
     ------            ------------- -------------- ------------- -------------













          None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. The selling holders purchased all of the notes in private transactions on or after December 15, 1999. All of the notes were "restricted securities" under the Securities Act prior to this registration.

          Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

                            PLAN OF DISTRIBUTION

          The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

          The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

          o on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

          o    in the over-the-counter market;

          o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

          o through the writing of options, whether the options are listed on an options exchange or otherwise; or

          o    through the settlement of short sales.

          In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling holders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

          The aggregate proceeds to the selling holders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

          Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the notes for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the notes.

          In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

          The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

          In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

          To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

          We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the notes and the common stock.

                                  EXPERTS

          The financial statements and schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           VALIDITY OF SECURITIES

          The validity of the notes and the common stock which may be offered by this prospectus is being passed upon for us by Fried, Frank, Harris, Shriver & Jacobson, (a partnership including professional corporations), New York, New York.

                    WHERE YOU CAN FIND MORE INFORMATION

          Our principal executive offices are located at 1375 Lenoir-Rhyne Boulevard, Hickory, North Carolina 28601 (telephone (828) 324-2200). We also maintain an Internet home page at www.Commscope.com.

          We have filed with the Securities and Exchange Commission a registration statement on Form S-3 to register the securities offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC.

          You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

          Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

                         INCORPORATION BY REFERENCE

          The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information filed in response to Items 402(k) and (l) of Regulation S-K):

          1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including all material incorporated by reference in that report;

          2. Our Current Reports on Form 8-K dated January 4, 1999, December 7, 1999 and December 15, 1999;

          3. Our Definitive Proxy Statement on Schedule 14A, filed on March 31, 1999, excluding the Sections captioned "Report of the Compensation Committee" and "Performance Graph";

          4. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, including all material incorporated by reference in each of those reports;

          5. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998, including all material incorporated by reference in such reports; and

          6. The description of the common stock contained in our Registration Statement on Form 8-A, dated June 30, 1997, as amended.

          You may request a copy of these filings, at no cost to you, by writing or telephoning us at: CommScope, Inc.: Attention: Investor
Relations: 1375 Lenoir-Rhyne Boulevard, Hickory, North Carolina 28601 (telephone (828) 324-2200).

          Our common stock is quoted on the NYSE under the symbol "CTV." The last reported sales price of the common stock on the NYSE on January 13, 2000 was $40.875 per share. You may inspect reports and other information concerning us at the offices of the NYSE, 20 Broad Street, New York, New York 10004.

          You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                         FORWARD-LOOKING STATEMENTS

          Statements in this prospectus which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and similar expressions. These statements are subject to various risks and uncertainties, many of which are outside of our control, such as the level of market demand for our products, competitive pressures, the ability to achieve reductions in costs and to continue to integrate acquisitions, price fluctuations of materials and the potential unavailability thereof, foreign currency fluctuations, technological obsolescence, international economic and political uncertainties as well as the specific factors described above. The information contained in this prospectus represents our best judgment at the date of this prospectus based on information currently available. However, we do not intend to update this information to reflect any developments or information obtained after the date of this prospectus and we disclaim any legal obligation to do so.

================================        ==================================


We have not authorized any
dealer, salesperson or other
person to give you written
information other than this
prospectus or to make
representations as to matters
not stated in this prospectus.
You must not rely on
unauthorized information. This
prospectus is not an offer to
sell these securities or our
solicitation of your offer to
buy these securities in any
jurisdiction where that would
not be permitted or legal.
Neither the delivery of this
prospectus nor any sales made
hereunder after the date of this
prospectus shall create an
implication that the information
contained herein or our affairs
have not changed since the date
hereof.

                                                 COMMSCOPE, INC.


                                          $172,500,000 of 4% Convertible
                                          Subordinated Notes and 3,579,581
                                            shares of Common Stock
                                       Issuable upon Conversion of the Notes


                                        ----------------------------------

                                                  PROSPECTUS

                                        ----------------------------------











                                                 January , 2000

================================        ==================================

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following is an itemized statement of expenses of the Registrant in connection with the securities being registered. All of the expenses are estimated, except for the registration fee.

          Securities and Exchange Commission registration fee.....    $ 45,540
          Legal fees and expenses.................................    $ 25,000
          Accounting fees and expenses............................    $  5,000
          New York Stock Exchange Supplemental Listing fee........    $  1,500
          Miscellaneous...........................................    $  2,960
                                                                      --------
              Total...............................................    $ 80,000
                                                                      ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals (each an "Indemnified Party," and collectively, "Indemnified Parties"), against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, other than in connection with actions by or in the right of the corporation (a "derivative action"), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that a corporation may only indemnify an Indemnified Party for expenses (including attorneys' fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires court approval before there can be any indemnification where an Indemnified Party has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

          Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) any willful or negligent declaration of an unlawful dividend, stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit.

          The Certificate of Incorporation and By-Laws of the Registrant provide that directors and officers of the Registrant shall not, to the fullest extent permitted by the DGCL, be liable to the Registrant or any of its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as the case may be. The Certificate of Incorporation and By-Laws of the Registrant also provide that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors and officers, then the liability of the directors and officers of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

          The Registrant has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in its Certificate of Incorporation and By-Laws. These agreements, among other things, indemnify the Registrant's directors and officers to the fullest extent permitted by Delaware law for certain expenses (including attorney's fees), liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Registrant or an affiliate of the Registrant.

          The Registrant maintains directors' and officers' liability insurance, under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which directors and officers are parties by reason of being or have been directors or officers of the Registrant, as the case may be.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  EXHIBITS
  --------

3.1*           Amended and Restated Certificate of Incorporation of
               CommScope, Inc.

3.2*           Amended and Restated By-Laws of CommScope, Inc.

4.1** Rights Agreement, dated June 12, 1997, between CommScope, Inc. and ChaseMellon Shareholder Services, L.L.C.

4.2*** Amendment No. 1 to the Rights Agreement, dated as of June 14, 1999 between CommScope, Inc. and ChaseMellon Shareholder Services, LLC.

4.4 Purchase Agreement dated December 9, 1999 between CommScope, Inc. and the Initial Purchasers

4.5 Indenture, dated as of December 15, 1999 between CommScope and First Union National Bank New York, as Trustee

4.6 Registration Rights Agreement, dated December 15, 1999 between CommScope and the Initial Purchasers.

4.7****        Specimen Stock Certificate.

5              Opinion of Fried, Frank, Harris, Shriver & Jacobson

12             Statements re: Computations of Ratios

23.1           Consent of Fried, Frank, Harris, Shriver & Jacobson
               (included in Exhibit 5.1)

23.2           Independent Auditors' Consent

24             Powers of Attorney (included on the signature page hereof)

25             Statement of Eligibility of the Trustee on Form T-1.

             * Incorporated herein by reference from the Company's
               Quarterly Report on Form 10-Q for the period ended June 30, 1997 (File No. 1-12929).

            ** Incorporated herein by reference from the Registration
               Statement on Form 8-A filed June 30, 1997 (File No.
               1-12929).

           *** Incorporated herein by reference from the Amendment to the Registration Statement on Form 8-A/A filed June 14, 1999 (File No. 1-12929).

          **** Incorporated herein by reference from the Company's
               Registration Statement on Form S-4 filed June 13, 1997 (Reg. No. 333-23935).

ITEM 17.  UNDERTAKINGS

          (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events
                         arising after the effective date of the
                         registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) to include any material information with respect
                         to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hickory, State of North Carolina, on January 14, 2000.

                                           COMMSCOPE, INC.

                                           By: /s/Frank M. Drendel
                                              -----------------------------
                                                  Frank M. Drendel
                                                   Chairman and
                                                   Chief Executive Officer

          Each of the undersigned hereby appoints Frank B. Wyatt, II and Jearld L. Leonhardt. and each of them (with full power to act alone), as attorney and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                   CAPACITY IN WHICH SIGNED                  DATE
              ---------                   ------------------------                  ----

        /s/Frank M. Drendel                 Chairman and                            January 14, 2000
        -------------------------           Chief Executive Officer
        Frank M. Drendel                    (Principal Executive Officer)


        /s/Jearld L. Leonhardt              Executive Vice President                January 14, 2000
        -------------------------           and Chief Financial Officer
        Jearld L. Leonhardt                 (Principal Financial Officer)


        /s/William R. Gooden                Senior Vice President and Controller    January 14, 2000
        -------------------------           (Principal Accounting Officer)
        William R. Gooden


        /s/Edward D. Breen                  Director                                January 14, 2000
        -------------------------
        Edward D. Breen


        /s/Duncan M. Faircloth              Director                                January 14, 2000
        -------------------------
        Duncan M. Faircloth


        /s/Boyd L. George                   Director                                January 14, 2000
        -------------------------
        Boyd L. George


        /s/George N. Hutton                 Director                                January 14, 2000
        -------------------------
        George N. Hutton, Jr.


        /s/James N. Whitson                 Director                                January 14, 20000
        -------------------------
        James N. Whitson

                               EXHIBIT INDEX


3.1*           Amended and Restated Certificate of Incorporation of
               CommScope, Inc.

3.2*           Amended and Restated By-Laws of CommScope, Inc.

4.1** Rights Agreement, dated June 12, 1997, between CommScope, Inc. and ChaseMellon Shareholder Services, L.L.C.

4.2*** Amendment No. 1 to the Rights Agreement, dated as of June 14, 1999 between CommScope, Inc. and ChaseMellon Shareholder Services, LLC.

4.4 Purchase Agreement dated December 9, 1999 between CommScope, Inc. and the Initial Purchasers

4.5 Indenture, dated as of December 15, 1999 between CommScope and First Union National Bank New York, as Trustee

4.6 Registration Rights Agreement, dated December 15, 1999 between CommScope and the Initial Purchasers.

4.7****        Specimen Stock Certificate.

5              Opinion of Fried, Frank, Harris, Shriver & Jacobson

12             Statements re: Computations of Ratios

23.1           Consent of Fried, Frank, Harris, Shriver & Jacobson
               (included in Exhibit 5.1)

23.2           Independent Auditors' Consent

24             Powers of Attorney (included on the signature page hereof)

25             Statement of Eligibility of the Trustee on Form T-1.


            * Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 (File No. 1-12929).

           ** Incorporated herein by reference from the Registration Statement on Form 8-A filed June 30, 1997 (File No. 1-12929).

          *** Incorporated herein by reference from the Amendment to the Registration Statement on Form 8-A/A filed June 14, 1999 (File No. 1-12929).

         **** Incorporated herein by reference from the Company's Registration Statement on Form S-4 filed June 13, 1997 (Reg. No. 333-23935).